As filed with the Securities and Exchange Commission on August 18, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ADVANCED MEDICAL OPTICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

33-0986820

(IRS Employer Identification Number)

1700 E. St. Andrew Place

Santa Ana, California 92705

(714) 247-8200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Aimee S. Weisner

Corporate Vice President, General Counsel and Secretary

1700 E. St. Andrew Place

Santa Ana, California 92705

(714) 247-8200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:

Jonathan L. Friedman, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

(213) 687-5000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
3.25% Convertible Senior Subordinated Notes due 2026	$500,000,000(1)	100	%(2)	$500,000,000	$53,500
Common Stock, par value $0.01 per share (including the associated Rights to purchase Series A Junior Participating Preferred Stock)(3)	8,388,550 shares(4)	—		—	(5)

(1)	Represents the aggregate principal amount at maturity of the notes originally issued by the registrant on June 13, 2006.
(2)	Equals the aggregate principal amount of the notes being registered. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Rights to purchase Series A junior participating preferred stock of the registrant are attached to all shares of the registrant’s common stock in accordance with the Rights Agreement, dated June 24, 2002, by and between the registrant and Mellon Investor Services, LLC, as rights agent. The rights are not exercisable until the occurrence of events specified in the Rights Agreement are evidenced by the certificates for the common stock and are transferable solely with the common stock. The value attributable to the rights, if any, is reflected in the value of the common stock.
(4)	Represents the maximum number of shares of common stock initially issuable upon conversion of the notes. Pursuant to Rule 416 under the Securities Act, also includes such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions contained therein.
(5)	No separate consideration will be received for the shares of common stock issuable upon conversion of the notes, and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

PROSPECTUS

$500,000,000

3.25% Convertible Senior Subordinated Notes due 2026 and Shares of

Common Stock Issuable Upon Conversion of the Notes

On June 13, 2006, we issued and sold $500,000,000 aggregate principal amount of our 3.25% Convertible Senior Subordinated Notes due 2026 in a private offering. Selling securityholders will use this prospectus to resell the notes and the shares of our common stock issuable upon conversion of the notes.

The notes will mature on August 1, 2026. During the periods described herein, holders may convert their notes into cash or, under certain circumstances, cash and shares of our common stock, in each case, based on a daily conversion value, as described in this prospectus, calculated on a proportionate basis for each day of the relevant ten trading-day observation period. The initial conversion rate is 16.7771 shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $59.61 per share), subject to adjustment. On August 17, 2006, the last reported sale price for our common stock on the New York Stock Exchange was $50.58 per share. Our common stock is listed under the symbol “EYE.”

The notes will be convertible at any time on or prior to the trading day preceding July 1, 2014 only during specified periods under the following circumstances: (1) subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the notes is less than 98% of the conversion value; (2) during any fiscal quarter after the quarter ending September 30, 2006, if the closing sale price of our common stock measured over a specified number of trading days is above 130% of the conversion price then in effect; (3) if a fundamental change occurs; or (4) upon the occurrence of specified corporate transactions. On and after July 1, 2014 until the trading day preceding the maturity date, holders may convert their notes at any time as described above regardless of the foregoing circumstances.

Interest is payable on February 1 and August 1 of each year. The first interest payment will be made on February 1, 2007. The notes are subordinated in right of payment to all of our existing and future senior debt and effectively subordinated to all indebtedness and liabilities of our subsidiaries. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. In addition, beginning with the six-month period commencing August 1, 2014, we will also pay contingent interest during any six-month period in which the trading price of the notes, measured over a specified number of trading days, is 120% or more of the principal amount of the notes.

With respect to each $1,000 principal amount of notes surrendered for conversion, we will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return (the “net share amount”). The number of net shares to be delivered will be determined based on a daily conversion value, as described in this prospectus, calculated on a proportionate basis for each day of the relevant ten trading-day observation period. In addition, if a fundamental change occurs prior to August 1, 2014, we will increase, for the time periods specified herein, the conversion rate under the circumstances described herein. Notwithstanding the foregoing, the total number of shares issuable upon conversion will not exceed 21.8103 per $1,000 principal amount of notes, subject to adjustment.

We may redeem some or all of the notes on or after August 4, 2014 at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any. Each holder may require us to repurchase in cash all or a portion of its notes at a repurchase price equal to 100% of the principal amount plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on August 1, 2014, August 1, 2017 and August 1, 2021 or at any time prior to maturity upon a fundamental change.

The notes are subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt instruments, see “Certain United States Federal Income Tax Considerations.”

The notes are not listed on any securities exchange or included in any automated quotation system.

Investing in the notes and our common stock issuable upon conversion of the notes involves risks that are described in the “ Risk Factors” section of this prospectus beginning on page 10 and the risk factors incorporated herein by reference from our annual and quarterly reports filed with the Securities and Exchange Commission.

We will not receive any of the proceeds from the sale of the notes or the shares of common stock by the selling securityholders. The notes and the shares of common stock may be offered by the selling securityholders in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling securityholders. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 18, 2006.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission or SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov. Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “EYE” and all reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005.

In this document, we “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information in such future filings deemed, under SEC rules, not to have been filed) after the date of this prospectus and until we have sold all of the notes to which this prospectus relates or this offering is otherwise terminated:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed on May 10, 2006 and August 9, 2006, respectively;

•

our Current Reports on Form 8-K, filed on February 14, 2006, May 26, 2006, June 6, 2006 (three reports), June 9, 2006, June 13, 2006 and July 12, 2006, and on Form 8-K/A, filed on September 9, 2004 (solely with respect to the information set forth in (i) the audited combined statements of net assets to be sold of the Business (as defined therein) as of December 31, 2003, 2002 and 2001, audited combined statements of direct revenues and direct operating expenses of the Business for each of the years ended December 31, 2003, 2002 and 2001, and the accompanying notes to the financial statements relating thereto, and (ii) the unaudited combined statement of net assets to be sold of the

Business as of June 26, 2004, the unaudited combined statements of direct revenues and direct operating expenses of the Business for the six months ended June 26, 2004 and June 29, 2003, and the accompanying notes to the financial statements relating thereto) and July 13, 2005 (solely with respect to the information set forth in (i) the audited consolidated balance sheets of VISX as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2004, and the accompanying notes to consolidated financial statements relating thereto and (ii) the unaudited condensed consolidated interim balance sheets of VISX as of March 31, 2005 and December 31, 2004 and the unaudited condensed consolidated interim statements of operations and cash flows for the three months ended March 31, 2005 and 2004, and the accompanying notes to the financial statements relating thereto); and

•	our Proxy Statement on Schedule 14A dated April 20, 2006, filed on April 20, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Tel.: (714) 247-8348

Attention: Erika Richmond

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

TRADEMARKS AND TRADE NAMES

We own or have rights to use certain trademarks or tradenames that we use in conjunction with the sale of our products, including, without limitation, each of the following: Advanced Medical Optics®, Amadeus™, AMO®, Array®, Baerveldt®, blink™, Blink-n-Clean®, ClariFlex®, Complete®, Complete MoisturePLUS™, Consept®, Consept 1 Step™, Custom Vue®, Healon®, Healon5®, Healon GV®, Injector Ring™, Ocupure™, OptiEdge™, Oxysept®, Oxysept 1 Step™, PhacoFlex®, ReZoom®, Sensar®, Sovereign®, Sovereign Compact™, Stabileyes®, Star S4 IR™,Tecnis®, The Unfolder®, UltraCare®, Ultrazyme®, Verisyse™, VISX®, WaveScan®, and WhiteStar®.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements” for purposes of this prospectus and the information incorporated by reference herein, including, without limitation, statements as to the product rationalization and reorganization and the other transactions described herein; any predictions of earnings, revenue, expenses or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products; any statements regarding future economic conditions; any statements concerning our future operations, financial condition and prospects; and any statements of assumptions underlying the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “would,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “potential,” “likely,” “continue,” or similar words, or expressions of the negative of these terms. These forward-looking statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

Some of the factors that might cause actual results to differ materially from the forward-looking statements made in this prospectus or that might cause us to modify our plans or objectives include, but are not limited to, the following:

•	Uncertainties associated with the research and development and regulatory processes;

•	Our ability to make and integrate acquisitions or enter into strategic alliances;

•	Exposure to risks associated with doing business outside of the United States, where we conduct a significant amount of our sales and operations;

•	Foreign currency risks and fluctuation in interest rates;

•	Our ability to introduce new commercially successful products in a timely and effective manner;

•	Our ability to maintain a sufficient and timely supply of products we manufacture;

•	Our reliance on sole source suppliers for raw materials and other products;

•	Intense competition from companies with substantially more resources and a greater marketing scale;

•	Risks and expenses associated with our ability to protect our intellectual property rights;

•	Risks and expenses associated with intellectual property litigation and infringement claims;

•	Unexpected losses due to product liability claims, product recalls or corrections, or other litigation;

•	Our ability to maintain our relationships with health care providers and payors;

•	Risks, uncertainties and delays associated with extensive government regulation of our business, including risks associated with regulatory compliance, quality systems standards, and complaint-handling;

•	Our ability to attract, hire and retain qualified personnel;

•	Our significant debt, which contains covenants limiting our business activities;

•	The impact of a change in the accounting treatment of stock options from the adoption of SFAS 123R or other significant changes to generally accepted accounting principles;

•	Risks associated with our ability to realize the benefits and synergies of our acquisitions;

•	Changes in market acceptance of laser vision correction;

•	The possibility of long-term side effects and adverse publicity regarding laser correction surgery;

•	The effect of weak or uncertain general economic conditions on the ability of individuals to afford laser vision correction or presbyopia-correcting intraocular lenses; and

•	Risks associated with our ability to successfully complete the product rationalization and reorganization in a timely and effective manner and realize its benefits.

Other factors that may cause our actual results to differ from the forward-looking statements contained herein and that may affect our prospects in general are included under the heading “Risk Factors” in this prospectus and in our filings with the SEC.

We caution you that any forward-looking statement reflects only our belief at the time the statement is made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. Except as required by law, we undertake no obligation to update any of the forward-looking statements to reflect events or developments after the date of this prospectus.

SUMMARY

This summary highlights some important information about our business and about this offering. It does not include all of the information you should consider before deciding to purchase any notes or shares of our common stock. Please review this entire prospectus and the information incorporated herein by reference, including the risk factors section and our consolidated financial statements and related notes, before you decide to purchase any notes or shares of our common stock.

Except as otherwise indicated in this prospectus or as the context may otherwise indicate, in this prospectus the words “we,” “our,” “us” and “AMO” refer to Advanced Medical Optics, Inc. and its subsidiaries.

Our Company

We are a global leader in the development, manufacture and marketing of medical devices for the eye. Effective January 1, 2006, our reportable segments are represented by our three business units: cataract/implant, laser vision correction (LVC) and eye care. Previously, our reportable segments were based on geographic regions which comprised the Americas, which included North and South America, Europe/Africa/Middle East, Japan and Asia Pacific, which excluded Japan and included New Zealand and Australia. Sales and operating results for 2005, 2004 and 2003 have been conformed to reflect the change in presentation of reportable segments. Our cataract/implant business focuses on the four key products required for cataract surgery—foldable intraocular lenses, or IOLs, implantation systems, phacoemulsification systems and viscoelastics. Our LVC business markets laser systems, diagnostic devices, treatment cards and microkeratomes for use in laser eye surgery. Our eye care business provides a full range of contact lens care products for use with most types of contact lenses. These products include single-bottle, multi-purpose cleaning and disinfecting solutions, hydrogen peroxide-based disinfecting solutions, daily cleaners, enzymatic cleaners, contact lens rewetting drops, and in Europe and Asia, contact lenses.

In June 2004, we completed our acquisition of Pfizer Inc.’s ophthalmic surgical business, which expanded our viscoelastic and IOL product offerings, allowing us to offer a more comprehensive portfolio of products required to perform cataract surgery. We acquired the Healon family of viscoelastic products and the Tecnis and CeeOn IOL brands. The addition of the Healon family, one of the leading viscoelastic brands, significantly expanded our viscoelastic product line. The Tecnis and CeeOn IOL brands further strengthened our position in the ophthalmic surgery market with the Tecnis multifocal IOL brand expanding our product offerings in the refractive correction market. We also acquired the Baerveldt glaucoma shunt, or drainage device, which provided an entry for us into the glaucoma market.

In May 2005, we acquired VISX, Incorporated, the global leader in laser vision correction. As a result of the VISX acquisition, we are a leader in the design and development of proprietary technologies and systems for laser vision correction of refractive vision disorders. Our products include the VISX STAR Excimer Laser System, which is a fully-integrated ophthalmic medical device incorporating an excimer laser and a computer driven workstation; the VISX WaveScan System, which is a diagnostic device that uses laser beam technology to measure comprehensive refractive errors of the eye and derive comprehensive refractive information about a patient’s individual optical system; and VISX treatment cards, which provide the user with specific access to proprietary software and are required to operate the VISX STAR Excimer Laser System.

We were incorporated in Delaware in October 2001 as a subsidiary of Allergan, Inc. (“Allergan”). Allergan spun-off our company to its stockholders by way of a distribution of all of our shares of common stock on June 29, 2002. As a result of our spin-off from Allergan, we are a publicly traded, independent company and Allergan has no continuing stock ownership in us. Our principal executive offices are located at 1700 E. St. Andrew Place, Santa Ana, California 92705. Our telephone number is (714) 247-8200. Our website can be found at www.amo-inc.com. Information on our website is not deemed to be a part of this prospectus.

The Offering

We provide the following summary solely for your convenience. This summary is not a complete description of the notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the notes and our common stock issuable upon conversion of the notes, see the sections entitled “Description of the Notes” and “Description of Capital Stock” in this prospectus. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us” and “AMO” refer only to Advanced Medical Optics, Inc. and not any of its subsidiaries.

Issuer	Advanced Medical Optics, Inc.

Notes Offered	$500.0 million aggregate principal amount of 3.25% Convertible Senior Subordinated Notes due 2026.

Maturity Date	August 1, 2026.

Interest	3.25% per year. Interest will be payable in cash on February 1 and August 1 of each year, beginning February 1, 2007.

Contingent Interest

Beginning with the six-month interest period commencing August 1, 2014, we will pay contingent interest in cash during any six-month interest period in which the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

During any interest period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.25% of the average trading price of $1,000 principal amount of the notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

Ranking

The notes are our general unsecured senior subordinated obligations. Accordingly, they are:

•      subordinated in right of payment to all of our existing and future indebtedness, including our senior credit facility, but excluding indebtedness that expressly provides that it ranks equal or subordinate in right of payment to the notes;

•      equal in right of payment to all of our existing and future senior subordinated indebtedness, including our 1.375% convertible senior subordinated notes due 2025 and our 2.50% convertible senior subordinated notes due 2024; and

•      senior in right of payment to all of our future subordinated indebtedness.

In addition, our secured creditors, including the lenders under our senior credit facility, have a prior claim, ahead of the notes, on the assets securing their secured debt, and the creditors of our subsidiaries, including the lenders under our senior credit facility in the case of our subsidiaries that are guarantors of the senior credit facility, have a prior claim, ahead of the notes, on the assets of such subsidiaries.

As of June 30, 2006, we (excluding our subsidiaries) had:

•      total senior indebtedness of approximately $155.0 million, all of which was secured by substantially all of our assets, and the ability to borrow under our senior credit facility additional senior secured indebtedness of approximately $146.4 million;

•      total senior subordinated indebtedness of approximately $871.1 million; and

•      no indebtedness contractually subordinated to the notes.

As of June 30, 2006, our subsidiaries had approximately $147.2 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities, all of which had a prior claim, ahead of the notes, on the assets of those subsidiaries.

Conversion Rights

Holders may convert their notes into cash or, under certain circumstances, cash and shares of our common stock at any time on or prior to the trading day preceding July 1, 2014, subject to prior redemption or repurchase only during the specified periods under the following circumstances:

•      during the five business days after any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the conversion value, which equals the product of the closing sale price of our common stock and the conversion rate then in effect;

•      during any fiscal quarter after the fiscal quarter ending September 30, 2006, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding fiscal quarter;

•      if a fundamental change occurs; or

•      during prescribed periods upon the occurrence of certain corporate events described under “Description of the Notes—Conversion Rights—Conversion Upon Specified Corporate Transactions.”

On and after July 1, 2014, to (and including) the trading day preceding the maturity date, subject to prior redemption or repurchase, the notes will be convertible into cash and, if applicable, shares of our common stock regardless of the foregoing circumstances.

The initial conversion rate is 16.7771 shares of common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $59.61 per share, subject to adjustment, as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

At the time notes are tendered for conversion, for each $1,000 principal amount of notes converted, a holder will be entitled to receive cash and shares of our common stock, if any, the aggregate value of which (the “conversion value”) will be determined based on a daily conversion value, as described in this prospectus, calculated on a proportionate basis for each day of the relevant ten trading-day observation period. With respect to each $1,000 principal amount of notes surrendered for conversion, we will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return (the “net share amount”). The number of net shares to be delivered will be based on a daily conversion value, as described in this prospectus, calculated on a proportionate basis for each day of the relevant ten trading-day observation period. Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 21.8103 per $1,000 principal amount of notes, subject to adjustment.

Upon any conversion, subject to certain exceptions, holders will not receive any cash payment representing accrued and unpaid interest (including contingent interest, if any) and additional interest, if any. See “Description of Notes—Conversion Rights.”

Make Whole Amount	On or prior to August 1, 2014, upon the occurrence of a fundamental change, under certain circumstances, we will provide for a make whole amount by increasing, for the time period described herein, the conversion rate by a number of additional shares for any conversion of notes in connection with such fundamental change transactions, as described under

“Description of Notes—Conversion Rights—Make Whole Amount.” The amount of additional shares will be determined based on the price paid per share of our common stock in the transaction constituting a fundamental change and the effective date of such transaction.

No make whole premium will be paid if the stock price is less than $45.85 or if the stock price exceeds $125.00 (in each case, subject to adjustment).

Sinking Fund	None.

Optional Redemption by AMO	We may not redeem the notes prior to August 4, 2014. We may redeem some or all of the notes for cash on or after August 4, 2014 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date.

Optional Repurchase Right of Holders	Holders may require us to repurchase in cash all or a portion of their notes on August 1, 2014, August 1, 2017 and August 1, 2021 at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date.

Fundamental Change Repurchase Right of Holders	Holders may require us to repurchase in cash all or a portion of their notes upon a fundamental change (as described under “Description of the Notes—Repurchase at the Option of the Holder—Fundamental Change Put”) at a repurchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. No make whole amount will be payable to a holder that elects to have its notes so repurchased.

Events of Default	If an event of default on the notes occurs, the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

Registration Rights	Pursuant to a registration rights agreement we have entered into with the initial purchasers of the notes, we have filed a shelf registration statement, of which this prospectus is a part, with the SEC relating to the resale of the notes and common stock issuable upon conversion of the notes. We have agreed to use our reasonable best efforts to keep the shelf registration statement effective until the date that there are no longer any registrable securities, as defined in “Description of the Notes—Registration Rights.” We are required to pay liquidated damages on each interest payment date if we fail to keep such registration statement effective during the specified time periods. See “Description of the Notes—Registration Rights.”

Trading	The notes will not be listed on any securities exchange or included in any automated quotation system. The notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market. However, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. An active or liquid market may not develop for the notes.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on the New York Stock Exchange under the symbol “EYE.”

Use of Proceeds	We will not receive any of the proceeds upon the resale of the notes or the common stock by any selling security holder.

United States Federal Income Tax Considerations	We and each holder of notes will agree to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments and to be bound by our application of such regulations to the notes, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.00% compounded semi-annually. Accordingly, each holder will recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a U.S. Holder will recognize ordinary income upon a sale, exchange, conversion, redemption, or repurchase of the notes at a gain. See “Certain United States Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” for a discussion of factors that should be considered with respect to an investment in the notes.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges, for the periods set forth below on an actual basis:

	For the Year Ended December 31,								For the Six Months Ended June 30, 2006
	2001		2002		2003		2004	2005
Ratio of earnings to fixed charges (1)	12.4	x	3.6	x	1.6	x	—	—	1.1	x

(1)	For purposes of calculating the ratio, earnings consist of earnings before income taxes and before fixed charges. Fixed charges consist of interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor. Earnings were insufficient to cover fixed charges by $121.2 million and $440.3 million for the years ended December 31, 2004 and 2005, respectively.

RISK FACTORS

You should carefully consider the following risks and other information included or incorporated by reference in this prospectus before deciding to purchase any notes or shares of our common stock, including those set forth under Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may also impair our business. The risks described in this section and included or incorporated by reference in this prospectus could cause our actual results to differ materially from those anticipated.

We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

We have a significant amount of debt and substantial debt service requirements. As of June 30, 2006, we had approximately $1.0 billion of outstanding debt. In addition, approximately $8.6 million of our revolving credit facility was reserved to support letters of credit issued on our behalf and approximately $146.4 million, exclusive of letters of credit, was available for future borrowings.

This level of debt could have significant consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under the notes and our other outstanding debt;

•	resulting in an event of default if we fail to comply with the financial and other restrictive covenants contained in our debt agreements, which event of default could result in all of our debt becoming immediately due and payable;

•	reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our indebtedness with variable interest rates, including borrowings under our senior credit facility;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations and our ability to meet our payment obligations under the notes and our other debt.

The notes are subordinated to all of our senior debt.

The notes are contractually subordinated to all of our existing and future senior debt. As a result, upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or any similar proceeding relating to us or our property, the holders of our senior debt will be entitled to be paid in full in cash before any payment may be made with respect to the notes. In addition, all payments on the notes will be blocked in the event of a payment default on our designated senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on our designated senior debt.

Our assets remaining after payment of our senior debt may be insufficient to repay the notes. As of June 30, 2006, we had $155.0 million of senior indebtedness outstanding. In addition, approximately $8.6 million of our revolving credit facility was reserved to support letters of credit issued on our behalf and approximately $146.4 million, exclusive of letters of credit, was available for additional borrowing, all of which is senior to the notes. We are permitted under the terms of our debt agreements, including our new debt agreements, to incur substantial additional debt, all of which could be senior debt, in the future.

The notes are not secured by any of our assets and our secured debt has claims with respect to the secured assets superior to the notes.

The notes are not secured by any of our assets. However, the indebtedness we incur under the senior credit facility is secured by substantially all of our assets. In addition, future indebtedness that we incur may be secured by our assets. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured lenders under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In any such case, any remaining assets may be insufficient to repay the notes.

The notes are structurally subordinated to all indebtedness of our subsidiaries.

We derive a significant portion of our net sales from our subsidiaries. None of our subsidiaries have guaranteed or are otherwise obligated to make payments on the notes, and thus the notes are structurally subordinated to all debt and other liabilities of our subsidiaries. As of June 30, 2006, our subsidiaries had approximately $147.2 million of liabilities (including trade payables but excluding intercompany liabilities) outstanding. Upon any distribution to creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to any of our subsidiaries or their property, the creditors of that subsidiary will be entitled to be paid in full before the subsidiary will be able to distribute any assets to us to satisfy our obligations, including our obligations under the notes. The assets of that subsidiary may not be sufficient to pay all of its creditors, in which case holders of the notes would not be entitled to receive any payments on their notes from the assets of that subsidiary. In addition, our subsidiaries may, from time to time, be subject to certain contractual or other restrictions on their ability to make distributions or loans to us, which in turn could adversely affect our ability to make payments on the notes. We cannot assure you that our subsidiaries will have the ability to make distributions or loans to us.

We may be unable to repurchase the notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders.

Holders of the notes have the right to require us to repurchase the notes on August 1, 2014, August 1, 2017 and August 1, 2021 or upon the occurrence of a fundamental change prior to maturity as described under “Description of the Notes—Repurchase at the Option of the Holder—Optional Put” and “—Fundamental Change Put.” Moreover, upon conversion of the notes, we are required to settle a portion of the conversion value in cash. Our existing debt agreements contain, and any of our future debt agreements may contain, similar repurchase and cash conversion provisions. We may not have sufficient funds to make the required conversion or repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, our ability to pay cash upon conversion or to repurchase the notes in cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time, including our senior credit facility, which will limit our ability to repurchase or pay cash upon conversion in certain circumstances. However, if we fail to repurchase the notes or pay cash upon conversion as required by the indenture, it would constitute an event of default under the indenture governing the notes, which, in turn, would constitute an event of default under our senior credit facility.

The make whole amount payable on notes converted in connection with certain fundamental changes may not adequately compensate holders for the lost option time value of their notes as a result of such transaction.

If certain transactions that constitute a fundamental change occur on or prior to August 1, 2014, under certain circumstances, we will increase, for the time period described herein, the conversion rate by a number of additional shares for any conversions of notes in connection with such transaction. The number of additional shares will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in the transaction constituting a fundamental change, as described below under “Description of the Notes—Conversion Rights—Make Whole Amount.” Although the number of additional shares is designed to compensate holders for the lost option time value of their notes as a result of such transaction, the make whole amount is only an approximation of such lost value and may not adequately compensate holders for such loss. In addition, if such transaction occurs after August 1, 2014, or if the price of our common stock on the conversion date is less than $45.85 or greater than $125.00, the conversion rate will not be increased.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, holders have the right to convert their notes or require us to offer to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes or enabling holders to convert their notes. In the event of any such transaction, the holders would not have the right to convert their notes or require us to repurchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Fraudulent transfer statutes may limit a holder’s right as a holder of the notes.

Federal and state fraudulent transfer laws permit a court, if it makes certain findings, to:

•	avoid all or a portion of our obligations to the holders of the notes;

•	subordinate our obligations to holders of the notes to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

•	take other action detrimental to holders of the notes.

In that event, we cannot assure you that holders of notes would ever be repaid.

Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

•	issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes; and

•	were insolvent or rendered insolvent by reason of the issuance of the notes;

•	were engaged, or were about to engage, in a business or transaction for which our assets were unreasonably small; or

•	intended to incur, or believed or should have believed we would incur, debts beyond our ability to pay as such debts mature.

Many of the foregoing terms are defined in or interpreted under those fraudulent transfer statutes. To the extent that proceeds of the notes offering are used, in part, to make payments to our stockholders, a court could find that we did not receive fair consideration or reasonably equivalent value for the incurrence of the debt represented by the notes.

Jurisdictions define “insolvency” differently. However, we generally would be considered insolvent at the time we issue the notes if (1) our liabilities exceeded our assets, at a fair valuation, or (2) the present saleable value of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured. We cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

An active trading market may not develop for the notes. The failure of a market to develop for the notes could adversely affect the liquidity and value of holders’ notes.

The notes are not listed on any securities exchange or included for quotation on any automated dealer quotation system. Although the notes initially sold to qualified institutional buyers are eligible for trading in The PORTALSM Market, the notes resold pursuant to this prospectus will no longer be eligible for trading in The PORTALSM Market. A market may not develop for the notes, and there can be no assurance as to the liquidity of any market that may develop for the notes. If an active, liquid market does not develop for the notes, the market price and liquidity of the notes may be adversely affected. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common stock, prevailing interest rates, our operating results, financial performance and prospects, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in these factors. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions which may have a negative effect on the holders of the notes, regardless of our operating results, financial performance or prospects.

The conditional conversion feature of the notes could result in holders receiving less than the value of the common stock into which a note is convertible.

Prior to July 1, 2014, the notes are convertible into shares of our common stock only if specified conditions are met. If these conditions are not met, holders will not be able to convert their notes, and holders may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

Upon conversion of the notes, holders may receive less proceeds than expected because the value of our common stock may decline after holders exercise their conversion right.

The conversion value that holders will receive upon conversion of their notes is based on a daily conversion value, as described in this prospectus, calculated on a proportionate basis for each day of the relevant ten trading-day observation period. Accordingly, if the price of our common stock decreases after holders tender their notes for conversion, the conversion value holders of the notes will receive may be adversely affected, and if the price at the end of such period is below the average, the value of the cash and shares delivered may be less than the conversion value.

The notes do not restrict our ability to take certain actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes from incurring additional debt, including secured debt. In addition, the limited covenants applicable to the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the notes could have the effect of diminishing our ability to make payments on the notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

The price of our common stock, and therefore of the notes, may fluctuate significantly, and this may make it difficult for holders to resell the notes or common stock issuable upon conversion of the notes when holders want or at prices they find attractive.

The price of our common stock on the New York Stock Exchange constantly changes. We expect that the market price of our common stock will continue to fluctuate. In addition, because the notes are convertible into our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes. Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of innovations, new products, strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in general conditions in our industry and in the economy, the financial markets and the domestic or international political situation;

•	developments or disputes (including lawsuits) concerning proprietary rights;

•	departures of key personnel; and

•	regulatory considerations.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, regardless of our operating results.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and the value of the notes and could impair our ability to raise capital through future offerings of equity or equity-related securities. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale, will have on the trading price of our common stock or the value of the notes.

Holders of notes will not be entitled to any rights with respect to our common stock, but holders of notes will be subject to all changes made with respect to our common stock.

Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes will be subject to all changes affecting our common stock. Holders of notes will have rights with respect to our common stock only if they convert their notes, which they are permitted to do only in limited circumstances described herein. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to a holder who converts his notes, such holder will not be entitled to vote on the amendment, although the holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The conversion rate of the notes may not be adjusted for all dilutive events, including third-party tender or exchange offers that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

The conversion rate of the notes is subject to adjustment upon certain events, including the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and issuer tender or exchange offers as described under

“Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” The conversion rate will not be adjusted for certain other events, such as third-party tender or exchange offers, that may adversely affect the trading price of the notes or the common stock issuable upon conversion of the notes.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

Holders are urged to consider the United States federal income tax consequences of owning the notes.

We and each holder of notes agree in the indenture to treat the notes for United States federal income tax purposes as contingent payment debt instruments subject to United States federal income tax rules applicable to contingent payment debt instruments. Under that treatment, holders of notes will be required to include amounts in income, as ordinary income, in advance of their receipt of cash or other property attributable to the notes. Holders of notes will recognize gain or loss on the sale, repurchase by us at their option, exchange, conversion or redemption of a note in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and their adjusted tax basis in the note. Any gain recognized by holders on the sale, repurchase by us at their option, exchange, conversion or redemption of a note generally will be treated as ordinary interest income and any loss will be treated as ordinary loss to the extent of the interest previously included in income and, thereafter, as capital loss. A discussion of the United States federal income tax consequences of the purchase, ownership, conversion and other disposition of the notes is included in this prospectus under the heading “Certain United States Federal Income Tax Considerations.”

If we pay a cash dividend on our common stock, we are required under the indenture, subject to certain exceptions, to adjust the conversion rate. As a result of the adjustment to the conversion rate, holders may be deemed to have received a taxable dividend subject to United States federal income tax without the receipt of any cash. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “—Non-U.S. Holders—Notes.”

USE OF PROCEEDS

We will not receive any of the proceeds upon the resale of the notes or the shares of our common stock by any selling securityholder.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed on the New York Stock Exchange under the symbol “EYE.” Our common stock began trading on the New York Stock Exchange on July 1, 2002, following our June 29, 2002 spin-off from Allergan. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported by the New York Stock Exchange.

	High	Low
2004
First Quarter	$24.73	$20.04
Second Quarter	42.89	23.90
Third Quarter	42.67	34.84
Fourth Quarter	43.69	35.77
2005
First Quarter	$44.53	$35.70
Second Quarter	40.90	35.00
Third Quarter	43.30	37.25
Fourth Quarter	44.00	32.04
2006
First Quarter	$48.05	$40.80
Second Quarter	50.87	43.94
Third Quarter (through August 17, 2006)	52.09	47.15

On August 17, 2006, the closing sale price of our common stock as reported by the New York Stock Exchange was $50.58 per share. As of the close of business on August 15, 2006, we had approximately 4,639 record holders of our common stock.

We have never declared or paid any dividends on our common stock. We do not expect to pay dividends on our common stock in the foreseeable future. We intend to retain our future earnings to fund the development and growth of our business. In addition, certain of our debt instruments, including our senior credit facility, restrict our ability to pay cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges, for the periods set forth below on an actual basis:

	For the Year Ended December 31,								For the Six Months Ended June 30, 2006
	2001		2002		2003		2004	2005
Ratio of earnings to fixed charges (1)	12.4	x	3.6	x	1.6	x	—	—	1.1	x

(1)	For purposes of calculating the ratio, earnings consist of earnings before income taxes and before fixed charges. Fixed charges consist of interest expense and a portion of rental expense deemed a reasonable approximation of the interest factor. Earnings were insufficient to cover fixed charges by $121.2 million and $440.3 million for the years ended December 31, 2004 and 2005, respectively.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock and certain provisions of our amended and restated certificate of incorporation, amended and restated bylaws and certain agreements as well as certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our amended and restated certificate of incorporation, amended and restated bylaws and such agreements, copies of which are available as set forth under “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 240,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of August 15, 2006, 59,429,002 shares of our common stock were outstanding, excluding treasury stock and shares reserved for issuance upon exercise of outstanding options. No shares of our preferred stock are outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, the holders of such shares possess all voting power. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefore, and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders.

The holders of our common stock have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Under our amended and restated certificate of incorporation, the board has the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock. The board may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company.

Stockholders Rights Plan

On June 24, 2002, our board of directors adopted a stockholders rights plan and declared a dividend of one preferred share purchase right for each share of our common stock outstanding at the close of business on June 25, 2002. Each right entitles the registered holder thereof, after the rights become exercisable, to purchase from us one one-hundredth (1/100th) of a share of Series A junior participating preferred stock, par value $.01 per share, at a purchase price per one one-hundredth (1/100th) of a Series A preferred share equal to $60.00, subject to adjustment. Until the earlier to occur of:

•	ten days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of our common stock (an “acquiring person”), subject to limited exceptions; or

•	ten business days, or such later date as may be determined by action of our board of directors prior to such time as any person or group of affiliated persons becomes an acquiring person following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of our common stock, subject to limited exceptions (the earlier of these two dates being called the “distribution date”);

the rights will be evidenced by the stock certificates underlying each outstanding share of our common stock as of the record date.

For purposes of the rights agreement, a person will not be deemed to be the beneficial owner with respect to shares of our common stock which such person acquires or has the right to acquire pursuant to an acquisition agreement if, prior to such person becoming an acquiring person, our board of directors has approved such agreement and determined that such person shall not be or be deemed the beneficial owner, within the meaning of the rights agreement, of such securities.

Our board of directors has passed a resolution that the initial purchasers of the notes shall not be or shall not be deemed to be the beneficial owners, within the meaning of the rights agreement, of the notes or the shares of common stock issuable upon conversion of the notes as a result of their acquisition of the notes pursuant to the purchase agreement.

The rights are not exercisable until the distribution date. The rights will expire on June 24, 2012, subject to our right to extend such date, unless earlier redeemed or exchanged by us or terminated.

The rights are transferred with and only with the shares of our common stock until the distribution date or earlier redemption or expiration of the rights. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of our common stock as of the close of business on the distribution date and those separate right certificates alone will evidence the rights. The rights will at no time have any voting rights.

Each preferred share purchasable upon exercise of the rights will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, if declared, but will be entitled to an aggregate dividend of 100 times the dividend, if any, declared per share of common stock. In the event of our liquidation, dissolution or winding up, the holders of the preferred shares will be entitled to a preferential liquidation payment of $100 per share, plus any accrued but unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each preferred share will have 100 votes and will vote together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 100 times the amount received per share of common stock. The preferred shares will not be redeemable. These rights are protected by customary anti-dilution provisions. Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of one one-hundredth of a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

In the event that a person or entity becomes an acquiring person or if we were the surviving corporation in a merger with an acquiring person or any affiliate or associate of an acquiring person and the shares of our common stock were not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the acquiring person, which rights will thereafter be void, will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the then current purchase price of one right. In the event that, after a person has become an acquiring person, we were acquired in a merger or other business combination transaction or more than 50% of our assets or earning power were sold, proper provision shall be made so that each holder of a right shall thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then current purchase price of one right.

At any time after any person or entity becomes an acquiring person and prior to the earlier of one of the events described in the last sentence in the previous paragraph or the acquisition by the acquiring person of 50% or more of the then outstanding shares of our common stock, our board of directors may cause us to exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, for shares of our common stock at an exchange rate of one share of common stock per right, subject to adjustment.

The rights may be redeemed in whole, but not in part, at a price of $.01 per right by our board of directors at any time prior to the time that an acquiring person has become an acquiring person. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the holders of rights will receive only the redemption price.

The purchase price payable, and the number of one one-hundredths of a preferred share or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the preferred shares;

(ii) upon the grant to holders of the preferred shares of certain rights or warrants to subscribe for or purchase preferred shares or convertible securities at less than the current market price of the preferred shares; or

(iii) upon the distribution to holders of the preferred shares of evidences of indebtedness, cash, securities or assets, excluding regular periodic cash dividends at a rate not in excess of 125% of the rate of the last regular periodic cash dividend theretofore paid or, in case regular periodic cash dividends have not theretofore been paid, at a rate not in excess of 50% of our average net income per share for the four quarters ended immediately prior to the payment of such dividend, or dividends payable in preferred shares (which dividends will be subject to the adjustment described in clause (i) above), or of subscription rights or warrants, other than those referred to above.

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company beyond those as an existing stockholder, including the right to vote or to receive dividends.

Any of the provisions of the rights agreement between us and the rights agent may be amended by our board of directors for so long as the rights are then redeemable, and after the rights are no longer redeemable, we may amend or supplement the rights agreement in any manner that does not adversely affect the interests of the holder of the rights.

One right was distributed to our stockholders for each share of common stock owned of record by them on June 25, 2002. As long as the rights are attached to the shares of our common stock, we will issue one right (subject to adjustment) with each new share of common stock so that all such shares will have attached rights. We have agreed that, from and after the distribution date, we will reserve a sufficient number of preferred shares initially for issuance upon exercise of the rights.

The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of us without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our stock on terms not approved by our board of directors. The rights should not interfere with any merger or other business combination approved by our board of directors at any time prior to the first date that any person or entity has become an acquiring person.

Certain Provisions of our Certificate of Incorporation and Bylaws

Takeover Preparedness Provisions. Various provisions contained in our amended and restated certificate of incorporation, amended and restated bylaws and rights agreement could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•	divide our board of directors into three classes of directors, with each class serving a staggered three-year term (as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors);

•	provide that directors may be removed by stockholders only for cause;

•	do not provide for cumulative voting in the election of directors, which, if allowed, could enable a minority stockholder holding a sufficient percentage of a class of shares to ensure the election of one or more directors;

•	require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•	state that special meetings of our stockholders may be called only by our board of directors, the chairman of the board of directors or our president;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•	provide that specified transactions benefiting a holder of greater than 15% of our outstanding common stock, an interested stockholder, must comply with procedures designed to ensure that our stockholders receive a fair price and are otherwise adequately informed of the transaction or be approved by either (i) the holders of a supermajority of our outstanding common stock and the holders of a majority of our outstanding common stock that is not held by the interested stockholder or its affiliates or (ii) a majority of the disinterested directors;

•	provide that certain provisions of our amended and restated certificate of incorporation can be amended only by supermajority vote of the outstanding shares, and that our amended and restated bylaws can be amended only by supermajority vote of the outstanding shares or by our board of directors;

•	allow only incumbent directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

Limitation on Liability of Directors and Indemnification. Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by law. We have entered into individual indemnity agreements with some of our officers and directors. We also maintain directors’ and officers’ liability insurance.

As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

•	any breach of his or her duty of loyalty to us or our stockholders; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our amended and restated certificate of incorporation, Delaware law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, which provides that, subject to exceptions set forth therein, an interested stockholder of a Delaware corporation shall not engage in any business combination with the corporation, including mergers or consolidations or acquisitions of additional shares of the corporation, for a three-year period following the date that such stockholder becomes an interested stockholder unless:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than statutorily excluded shares; or

•	on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An interested stockholder is generally defined to include any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “EYE.”

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facility

Our senior credit facility provides for a $300.0 million revolving credit facility and matures on June 25, 2009. As of June 30, 2006, we had outstanding revolving credit facility borrowings of $155.0 million. Borrowings under the revolving credit facility bear interest at the base rate or LIBOR, plus an applicable margin and will mature in June 2009. We are also required to pay an annual non-utilization fee on the revolving credit facility equal to 0.50% per annum (which reduces to 0.375% per annum at certain total leverage levels) times the actual daily amount of the unused portion of the revolving credit facility. The senior credit facility is secured by substantially all of our assets and the assets of the guarantors thereunder and contains customary restrictive covenants, including maximum leverage and maximum senior leverage ratios; minimum interest coverage ratio; minimum fixed charge coverage ratio; and restrictions on indebtedness, liens, fundamental changes, dispositions of property, restricted payments, capital expenditures and investments, among other restrictions. We are also required, under specified circumstances, to prepay loans outstanding with a percentage of excess free cash flow generated each year and the proceeds of certain assets sales and certain debt and equity offerings.

Existing 1.375% Convertible Notes

On July 18, 2005, we issued $150.0 million of our 1.375% convertible senior subordinated notes due 2025 (the “Existing 1.375% Convertible Notes”), $120.0 million of which remain outstanding as of June 30, 2006. Interest on the Existing 1.375% Convertible Notes is payable on January 1 and July 1 of each year, beginning on January 1, 2006. The Existing 1.375% Convertible Notes are convertible into 21.0084 shares of common stock for each $1,000 principal amount of such Existing 1.375% Convertible Notes (a conversion price of approximately $47.60 per share), subject to adjustment. The Existing 1.375% Convertible Notes may be converted, at the option of the holders, on or prior to the trading day preceding June 1, 2011, under certain circumstances, including:

•	subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the Existing 1.375% Convertible Notes is less than 103% of the conversion value;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate transactions.

On and after June 1, 2011 and until the final maturity date, subject to certain exceptions, the Existing 1.375% Convertible Notes may be converted, at the option of the holders, regardless of the foregoing conditions. Upon conversion, we have the right to deliver, in lieu of shares of common stock, cash or, under certain circumstances, a combination of cash and shares of our common stock.

The Existing 1.375% Convertible Notes contain put options which may require us to repurchase all or a portion of the Existing 1.375% Convertible Notes on July 1, 2011, July 1, 2016 and July 1, 2021 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, and additional interest, if any, plus, under certain circumstances, a make whole premium.

Existing 2.50% Convertible Notes

On June 22, 2004, we issued $350.0 million of our 2.50% convertible senior subordinated notes due 2024 (the “Existing 2.50% Convertible Notes”), 251.1 million of which remain outstanding as of June 30, 2006. Interest on the Existing 2.50% Convertible Notes is payable on January 15 and July 15 of each year, beginning on January 15, 2005. The Existing 2.50% Convertible Notes are convertible into 19.9045 shares of common stock for each $1,000 principal amount of such Existing 2.50% Convertible Notes (a conversion price of approximately $50.24 per share), subject to adjustment. The Existing 2.50% Convertible Notes may be converted, at the option of the holders, on or prior to the final maturity date under certain circumstances, including:

•	during any fiscal quarter commencing after September 24, 2004 if the closing sale price of our common stock measured over a specified number of trading days is above 130% of the conversion price then in effect;

•	subject to certain exceptions, during the five business-day period following any five consecutive trading-day period in which for each day of such period the trading price of the Existing 2.50% Convertible Notes is less than 95% of the conversion value;

•	upon the occurrence of specified credit rating events with respect to the notes;

•	if the Existing 2.50% Convertible Notes have been called for redemption;

•	if a fundamental change occurs; or

•	upon the occurrence of specified corporate transactions.

We made an irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any Existing 2.50% Convertible Notes converted after December 15, 2004, with any remaining amount of the conversion obligation to be satisfied in shares of common stock, in each case, calculated as set forth in the indenture governing the Existing 2.50% Convertible Notes.

The Existing 2.50% Convertible Notes contain put options which may require us to repurchase all or a portion of the Existing 2.50% Convertible Notes on January 15, 2010, July 15, 2014 and July 15, 2019 at a repurchase price of 100% of the principal amount plus accrued and unpaid interest, including contingent interest, if any, and additional interest, if any, plus, under certain circumstances, a make whole premium. Because of the irrevocable election described above, we are required to pay the repurchase price in cash.

DESCRIPTION OF THE NOTES

The notes were issued under an indenture dated as of June 13, 2006, between Advanced Medical Optics, Inc., as issuer, and U.S. Bank National Association, as trustee. The terms of the notes include those provided in the indenture and those provided in the registration rights agreement dated as of June 13, 2006, between us and the initial purchasers.

The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read the indenture and the registration rights agreement in their entirety because they, and not this description, define the rights of a holder of the notes. You may request copies of these documents as set forth under the caption “Where You Can Find More Information.”

When we refer to “Advanced Medical Optics,” “we,” “our” or “us” in this section, we refer only to Advanced Medical Optics, Inc., and not its subsidiaries.

Brief Description of the Notes

The notes:

•	are limited to $500 million aggregate principal amount;

•	bear interest at a rate of 3.25% per year, payable semi-annually in arrears, on February 1 and August 1 of each year, commencing on February 1, 2007;

•	beginning with the six-month interest period commencing August 1, 2014, bear contingent interest in the circumstances described under “—Contingent Interest;”

•	are our general unsecured senior subordinated obligations, ranking subordinate in right of payment to all of our existing and future senior indebtedness, structurally subordinate to all of the existing and future indebtedness and other liabilities of our subsidiaries, equal in right of payment with all of our existing and future senior subordinated indebtedness and senior in right of payment to any of our future expressly subordinated indebtedness, as set forth under “—Subordination;”

•	are convertible by holders at any time on or prior to the trading day preceding July 1, 2014, only upon satisfaction of one of the conversion contingencies described below, into cash or, under certain circumstances, cash and shares of our common stock, in each case having an aggregate conversion value as described below. On and after July 1, 2014, to and including the close of business on the trading day preceding the maturity date, the notes will be convertible by you as provided in the prior sentence at any time without regard to any of the conversion contingencies. The initial conversion rate is 16.7771 shares of our common stock per $1,000 principal amount of notes, which represents an initial conversion price of approximately $59.61 per share;

•	upon conversion, for each $1,000 principal amount of notes surrendered, we will deliver the conversion value to holders as follows: (1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in shares (the “net shares”) equal to such aggregate conversion value, less the principal return (the “net share amount”). The number of net shares to be delivered will be determined as described below under “Conversion Rights—Conversion Procedures—Settlement Upon Conversion;” Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 21.8103 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “Conversion Rights—Conversion Rate Adjustments;”

•	the conversion rate and the conversion price are subject to adjustment as described under “—Conversion Rights—Conversion Rate Adjustments;”

•	if holders convert their notes in connection with a fundamental change, under certain circumstances, holders will also receive accrued and unpaid interest to, but not including, the conversion date, and we will provide for a make whole amount by increasing, for the time period described herein, the applicable conversion rate for notes so surrendered for conversion by a number of additional shares determined as described under “Determination of the Make Whole Amount;”

•	are redeemable at our option in whole or in part beginning on August 4, 2014 at a redemption price payable in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date, as set forth under “—Optional Redemption by Advanced Medical Optics;”

•	are subject to repurchase by us, at the option of each holder, on August 1, 2014, August 1, 2017 and August 1, 2021, at a repurchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, as set forth under “—Repurchase at the Option of the Holder—Optional Put;”

•	are subject to repurchase by us, at the option of each holder, if a fundamental change occurs, at a repurchase price in cash equal to 100% of the principal amount of the notes, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. No make whole amount will be payable to a holder that elects to have its notes so repurchased; and

•	are due on August 1, 2026, unless earlier converted, redeemed by us at our option or repurchased by us at the option of the holders.

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities. Holders are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us, except to the extent described below under “—Repurchase at the Option of the Holder.”

No sinking fund is provided for the notes and the notes are not subject to defeasance.

The notes initially were issued in book-entry form only in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee, and any such interests may not be exchanged for certificated notes except in limited circumstances.

If certificated notes are issued, holders may present them for conversion, registration of transfer or exchange at our office or agency in New York City, which initially will be an office of the trustee currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

A holder of notes may not sell or otherwise transfer the notes or shares of our common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “—Registration Rights” and “Transfer Restrictions.”

Payment at Maturity

On the maturity date, each holder shall be entitled to receive on such date $1,000 principal amount per note and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the maturity date. With respect to any certificated notes, principal and interest will be payable at our office or agency in New York City, which initially will be an office of the trustee currently located at 100 Wall Street, Suite 1600, New York, New York 10005.

Interest

The notes bear interest at a rate of 3.25% per year. Interest accrues from June 13, 2006, or from the most recent date to which interest has been paid or duly provided for. Beginning with the six-month interest period commencing August 1, 2014, we will pay contingent interest under certain circumstances as described under “—Contingent Interest.” We will pay interest (including contingent interest, if any) and additional interest, if any, semi-annually, in arrears on February 1 and August 1 of each year, beginning February 1, 2007, to holders of record at 5:00 p.m., New York City time, on the preceding January 15 and July 15, respectively. However, there are two exceptions to the preceding sentence:

•	we will not pay accrued interest (including contingent interest, if any) or additional interest, if any, on any notes when they are converted, except as described under “—Conversion Rights;” and

•	we will pay accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to a person other than the holder of record on the record date on the maturity date. On such date, we will pay accrued and unpaid interest only to the person to whom we pay the principal amount.

We will pay interest on:

•	global notes to DTC in immediately available funds; and

•	any certificated notes by check mailed to the holders of those notes; provided, however, at maturity, interest will be payable as described under “—Payment at Maturity.”

Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

To the extent lawful, payments of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Contingent Interest

Beginning with the six-month interest period commencing August 1, 2014, we will pay contingent interest during any six-month interest period to the holders of notes if the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the principal amount of the notes.

During any six-month period when contingent interest shall be payable, the contingent interest payable per $1,000 principal amount of notes will equal 0.25% of the average trading price of $1,000 principal amount of notes during the five trading days immediately preceding the first day of the applicable six-month interest period.

“Trading price” for purposes of determining average note value shall have the meaning set forth under “—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if the trustee cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price of a note will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.

We will notify holders, upon determination that they will be entitled to receive contingent interest during a six-month interest period.

The indenture provides that by accepting a note, each holder agrees, for United States federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for United States federal income tax purposes will be 8.00% compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Certain United States Federal Income Tax Considerations.”

Conversion Rights

During the periods specified below, holders will have the right to convert their notes, in whole or in part, into cash or, under certain circumstances, cash and shares of our common stock, in each case having an aggregate conversion value equal to the applicable conversion rate multiplied by the weighted average price of our common stock measured over a specified number of trading days as set forth under “—Conversion Procedures—Settlement Upon Conversion.” The notes will be convertible on or prior to the close of business on the trading day preceding July 1, 2014, unless previously redeemed or repurchased, only during specified periods under the following circumstances:

•	upon satisfaction of a trading price condition;

•	upon a fundamental change;

•	upon specified corporate transactions; or

•	if the closing price of our common stock reaches a specified threshold.

On and after July 1, 2014, to (and including) the close of business on the trading day preceding the maturity date, subject to prior redemption or repurchase, holders may convert their notes, in whole or in part, into cash and, if applicable, common stock, at any time, regardless of the foregoing circumstances.

The initial conversion rate for the notes is 16.7771 shares of common stock per $1,000 principal amount of notes, subject to adjustment as described under “—Conversion Rate Adjustments,” which represents an initial conversion price of approximately $59.61 per share. Upon conversion, we will deliver the conversion value to holders as set forth under “—Conversion Procedures—Settlement Upon Conversion.” A holder may convert only in denominations of $1,000 principal amount and whole multiples thereof. The “conversion price” on any day will equal $1,000 divided by the conversion rate in effect on that day.

If we call a holder’s notes for redemption, such holder will have the right to convert its notes called for redemption until 5:00 p.m., New York City time, on the trading day preceding the redemption date, after which time such holder’s right to convert will expire unless we default in the payment of the redemption price.

Upon conversion, holders will not receive any cash payment of accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the notes, except (i) as provided in the next paragraph and (ii) under certain circumstances upon conversion in connection with a fundamental change. Accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, and accrued tax original issue discount to the conversion date is deemed to be paid in full with the cash paid and shares of our common stock delivered, if any, upon conversion rather than cancelled, extinguished or forfeited.

If a holder converts after the record date for an interest payment but prior to the corresponding interest payment date, it will receive on the corresponding interest payment date the interest (including contingent interest, if any) and additional interest, if any, accrued and unpaid on such notes, notwithstanding such holder’s conversion of those notes prior to the interest payment date, assuming it was the holder of record on the corresponding record date. However, except as provided in the next sentence, at the time such holder surrenders such notes for conversion, it must pay us an amount equal to the interest (including contingent interest, if any) and additional interest, if any, that has accrued and will be paid on the notes being converted on the corresponding interest payment date. Such holder is not required to make such payment:

•	if notes are converted in connection with a redemption and we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•	if notes are converted in connection with a fundamental change and we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest (including overdue contingent interest, if any), if overdue interest (or overdue contingent interest) exists at the time of conversion with respect to such note.

Except as described under “—Conversion Rate Adjustments,” we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the last reported sale price of our common stock on the trading day immediately preceding the conversion date.

Whenever we become aware that the notes have become convertible, we will notify holders of notes at their addresses shown in the register of the registrar. In addition, we will publish this information on our website and otherwise publicly disclose it.

We may be unable to convert a holder’s notes into cash upon its exercise of its conversion right. Our senior credit facility limits our ability to settle our conversion obligation with respect to the notes in cash, and our ability to pay cash on conversion in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay any portion of the conversion value in cash.

Conversion Upon Satisfaction of Trading Price Condition

Holders will have the right to convert their notes prior to July 1, 2014 during the five business days immediately following any five consecutive trading-day period in which the trading price per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect.

The trustee shall have no obligation to determine the trading price of the notes unless we have requested that it make such determination. We shall have no obligation to make such request unless so requested in writing by a holder that provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our common stock and the conversion rate. If a holder submits such a request, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price is greater than or equal to 98% of the product of the closing sale price of our common stock and the conversion rate then in effect for five consecutive trading days. If the trading price condition has been met, we shall so notify the holders of the notes. If, at any point after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the closing sale price of our common stock and the conversion rate for such date, we shall so notify the holders of notes.

The “trading price” of a note on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of notes obtained by the trustee for $2,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, this one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our common stock and the conversion rate then in effect.

The “closing sale price” of any share of our common stock on any trading date means the closing sale price of such security (or if no closing sale price is reported, the average of the closing bid and closing ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported in composite transactions on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange or over-the-counter market on which our common stock is then listed. In the absence of such a quotation, we will determine the closing sale price on the basis we consider appropriate.

Conversion Based on Common Stock Price

Prior to July 1, 2014, a holder may surrender notes for conversion during any fiscal quarter after the fiscal quarter ending September 30, 2006, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding fiscal quarter.

Conversion Upon a Fundamental Change

If a fundamental change (as defined under “Repurchase at the Option of the Holder—Fundamental Change Put”) occurs, holders have the right to convert their notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the fundamental change and until and including the date which is 15 calendar days after the date that is the actual effective date of the fundamental change, subject to expiration of such conversion right if such holder submitted any or all of its notes for repurchase as described in the next succeeding paragraph. If a holder convert its notes in connection with a fundamental change, it will receive:

•	the conversion value, calculated as set forth below under “—Conversion Procedures—Settlement Upon Conversion”; provided, that if the notes are surrendered for conversion after the earlier of the actual effective date of the fundamental change and the record date for receiving distributions in connection with a fundamental change, the conversion value of each note will be determined based on the kind and amount of cash, securities and other assets or property that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such transaction as described below; and provided further that, if such earlier date is the record date, holders will receive the conversion value on the actual effective date of the fundamental change;

•	under certain circumstances, we will provide for a make whole amount by increasing, for the period described herein, the applicable conversion rate for notes so surrendered for conversion by a number of additional shares determined as set forth under “—Determination of the Make Whole Amount”; and

•	if holders are entitled to a make whole amount, accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the conversion date, which interest will be payable in cash.

If holders have submitted any or all of their notes for repurchase, their conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York City time, on the business day preceding the repurchase date, unless we default in the payment of the repurchase price. If holders have submitted any notes for repurchase, such notes may be converted only if holders submit a withdrawal notice, and if the notes are evidenced by a global note, holders comply with appropriate DTC procedures.

Conversion Upon Specified Corporate Transactions

Holders have the right to convert their notes if we:

•	distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period of 45 calendar days or less, shares of our common stock at a price less than the average closing sale price of our common stock for the ten trading days preceding the declaration date for such distribution; or

•	distribute to all holders of our common stock, cash or other assets, debt securities or rights to purchase our securities, which distribution has a per share value exceeding 10% of the closing sale price of our common stock on the trading day preceding the declaration date for such distribution.

We will notify holders at least 20 calendar days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day preceding the ex-dividend date or any announcement by us that such distribution will not take place. Holders may not convert any of their notes based on this conversion contingency if they will otherwise participate in the distribution without conversion as a result of holding the notes.

Holders also have the right to convert their notes if we are a party to a consolidation, merger, binding share exchange or sale or conveyance of all or substantially all of our property and assets, in each case, pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. In such event, holders have the right to convert their notes at any time beginning 15 calendar days prior to the date announced by us as the anticipated effective date of the transaction and until and including the date which is 15 calendar days after the date that is the actual effective date of such transaction. We will notify holders at least 20 days prior to the anticipated effective date of such transaction. Upon conversion, holders will receive the conversion value as described above in the first bullet point under “—Conversion Upon a Fundamental Change.” If the transaction also constitutes a fundamental change, in lieu of the conversion right described in this paragraph, holders will have the conversion right described above under “—Conversion Upon a Fundamental Change,” and holders will have the right to require us to repurchase their notes as set forth below under “Repurchase at the Option of the Holder—Fundamental Change Put.”

Conversion Procedures

Procedures to be Followed by a Holder

If a holder holds a beneficial interest in a global note, to convert such holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled and, if required, pay all taxes or duties, if any.

If a holder holds a certificated note, to convert such holder must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice;

•	deliver the completed conversion notice and the note to be converted to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay funds equal to interest payable on the next interest payment date to which such holder is not entitled; and

•	if required, pay all transfer or similar taxes, if any.

The conversion date will be the date on which a holder has satisfied all of the foregoing requirements. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

Holders will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if they exercise their conversion rights, but they will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than their own. Certificates representing common stock will be issued and delivered only after all applicable taxes and duties, if any, payable by a holder have been paid in full.

Settlement Upon Conversion

Once notes are tendered for conversion, holders tendering the notes will be entitled to receive, for each note they convert, cash and, if applicable, shares of our common stock, the aggregate value of which (the “conversion value”) will be equal to the sum of the daily settlement amounts for each of the 10 trading days during the related observation period.

The “observation period” with respect to any note means the 10 consecutive trading-day period beginning on and including the second trading day immediately following the day the notes are tendered for conversion.

The “daily settlement amount,” for any trading day in the observation period, shall equal 1/10 of the product of:

(1) the applicable conversion rate on such trading day; and

(2) the volume weighted average price per share of our common stock on such trading day (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events). The “volume weighted average price” per share of our common stock on any trading day will be the volume weighted average price on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal U.S. securities exchange or over-the-counter market on which our common stock is then listed or traded, from 9:30 a.m. to 4:00 p.m. (New York City time) on that trading day as displayed by Bloomberg (Bloomberg key strokes: EYE Equity VAP) (or if such volume weighted average price is not available, the market value of one share on such trading day as our board of directors determine in good faith using a volume weighted method).

A “trading day” is any day on which (i) there is no market disruption event (as defined below) and (ii) the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, the principal U.S. securities exchange or over-the-counter market on which our common stock is then listed or traded, is open for trading or, if the common stock is not so listed, admitted for trading or quoted, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

A “market disruption event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

We will deliver the conversion value of the notes surrendered for conversion to converting holders as follows:

(1) an amount in cash (the “principal return”) equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) the aggregate principal amount of the notes to be converted;

(2) if the aggregate conversion value of the notes to be converted is greater than the principal return, an amount in whole shares (the “net shares”), determined as set forth below, equal to such aggregate conversion value less the principal return (the “net share amount”); and

(3) an amount in cash in lieu of any fractional shares of common stock.

The number of net shares to be paid will be equal to the sum of the daily net share amount for each day of the observation period. The “daily net share amount” shall be equal to 1/10 of the net share amount divided by the volume weighted average price on such trading day. The cash payment for fractional shares also will be based on the daily net share amounts.

The conversion value, principal return, net share amount and the number of net shares will be determined by us at the end of the ten consecutive trading period beginning on the second trading day immediately following the day the notes are tendered for conversion (the “determination date”).

We will pay the principal return and cash in lieu of fractional shares and deliver the net shares, if any, as promptly as practicable after the determination date, but in no event later than three business days thereafter.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion exceed 21.8103 per $1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “Conversion Rights—Conversion Rate Adjustments.”

Conversion Rate Adjustments

We will adjust the conversion rate (as well as the stock prices set forth in the table of make whole amounts described under “—Determination of the Make Whole Amount”) if any of the following events occurs:

(1) we issue to all holders of our common stock shares of our common stock as a dividend or distribution on our common stock;

(2) we issue to all holders of our common stock rights or warrants to purchase our common stock, exercisable for a period of 45 calendar days or less, at a price per share less than the sale price of our common stock on the business day preceding the date of announcement of such issuance;

(3) we subdivide or combine our outstanding shares of common stock;

(4) we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including securities but excluding:

•	dividends or distributions specified in clause (1) above;

•	rights or warrants specified in clause (2) above;

•	dividends or distributions paid exclusively in cash; and

•	dividends and distributions in connection with a reclassification, consolidation, merger, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph.

If we distribute capital stock of, or similar equity interests in, one of our subsidiaries or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case, based on the average closing sales prices of those securities (where such closing prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted.

(5) we distribute cash to all holders of our common stock, including any quarterly cash dividend, except, in each case:

•	any dividend or distribution in connection with our liquidation, dissolution or winding up;

•	dividends and distributions in connection with a reclassification, consolidation, merger, binding share exchange or sale resulting in a change in the conversion consideration pursuant to the second succeeding paragraph; or

•	with respect to any quarterly cash dividend distributed on or after August 1, 2014, any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed the greater of:

•	the amount per share of common stock of the next preceding quarterly cash dividend on the common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (as adjusted to reflect subdivisions or combinations of the common stock); and

•	1.25% of the average of the last reported sale price of the common stock during the ten trading days immediately prior to the declaration date of the dividend,

calculated at the time of the declaration of each distribution during such quarter.

If an adjustment is required in respect of a distribution of cash, the conversion rate shall be increased so that it equals the rate determined by multiplying the conversion rate in effect on the applicable record date by a fraction:

•	the numerator of which shall be the current market price (as defined below) of a share of common stock on the record date; and

•	the denominator of which shall be such current market price less (a) the amount of the excess distribution in the case of a quarterly dividend on or after August 1, 2014 or (b) the full amount of the distribution in all other cases, in each case applicable to one share of common stock.

“Current market price” shall mean the average of the daily closing sale prices per share of common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the “ex” date with respect to the distribution requiring such computation. For purposes of this paragraph, the term “ex” date, when used with respect to any distribution, means the first date on which the common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from any quarterly cash dividends may not cause the conversion rate (as adjusted for any other adjustment) to exceed 21.8103 per $1,000 principal amount of notes.

(6) we or one of our subsidiaries makes purchases of our common stock pursuant to a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

To the extent that our stockholder rights agreement dated June 24, 2002 or any future rights plan adopted by us is in effect upon conversion of the notes, holders will receive, in addition to any common stock delivered on conversion, the rights under the rights agreement unless the rights have separated from our common stock at the time of conversion of the notes, in which case, the conversion rate will be adjusted as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights. See “Description of Capital Stock—Stockholders Rights Plan.”

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive capital stock, other securities, other property, assets or cash for their common stock (“reference property”), upon conversion of their notes, holders will generally be entitled to receive the same type (and in the same proportions) of consideration which they would have been entitled to receive if they had owned a number of shares of our common stock equal to the conversion rate immediately prior to any of these events.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, binding share exchanges or combinations, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration, based upon any form of stockholder election, shall be determined based on the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Holders may, in certain circumstances, including the distribution of cash dividends to stockholders, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Certain United States Federal Income Tax Considerations—U.S. Holders—Constructive Dividends” and “—Non-U.S. Holders—Notes.”

We may, to the extent permitted by applicable law and in accordance with the indenture, from time to time, increase the conversion rate if our board of directors determines that this increase would be in our best interests provided that such increase would not adversely affect the interests of the holders of the notes. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any dividend or distribution of our common stock or rights distribution or similar event provided that such increase would not adversely affect the interests of the holders of the notes.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments, regardless of whether the aggregate adjustment is less than 1%, within one year of the first such adjustment carried forward, upon redemption, upon a fundamental change or upon maturity. Except as described above in this section, we will not adjust the conversion rate.

Determination of the Make Whole Amount

On or prior to August 1, 2014, upon the occurrence of a fundamental change, we will provide for a make whole amount solely upon the conversion of the notes, as described above under “—Conversion Rights—Conversion Upon a Fundamental Change” by increasing the applicable conversion rate for notes so surrendered for conversion at any time during the period that is 15 days prior to the anticipated effective date of such fundamental change transaction and ending on the date that is 15 days after the actual effective date (the “effective date”) by a number of additional shares of common stock (the “additional shares”) determined as described below; provided, that the additional shares will only be payable as set forth below. We will notify holders at least 20 days prior to the anticipated effective date of such transaction of the anticipated effective date of such transaction.

The number of additional shares will be determined by reference to the table below and is based on the fundamental change effective date and the price paid per share of our common stock in the transaction constituting the fundamental change (the “stock price”). If holders of our common stock receive only cash in the transaction constituting the fundamental change, the stock price will equal the cash amount paid per share; in all other cases, the stock price will equal the average closing sale price of our common stock (as defined under “—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition”) over the ten trading-day period ending on the trading day preceding the effective date.\

If a holder tenders notes for conversion after the effective date of the fundamental change transaction, the conversion value of each note will be determined based on the kind and amount of cash, securities and other assets or property that a holder of a number of shares of common stock equal to the conversion rate would have owned or been entitled to receive in such fundamental change transaction. If the conversion date is after the effective date and on or prior to the date that is 15 days after the effective date, the conversion value will be based on the applicable conversion rate plus the additional shares as described above, determined by reference to the stock price as described above.

The following table sets forth the stock price and number of additional shares issuable per $1,000 principal amount of notes.

	Stock Price ($)
Effective Date	45.85	50.00	55.00	60.00	65.00	70.00	75.00	80.00	85.00	90.00	100.00	125.00
June 13, 2006	5.03	4.38	3.77	3.30	2.93	2.63	2.38	2.18	2.00	1.85	1.60	1.19
August 1, 2007	4.88	4.19	3.57	3.09	2.72	2.43	2.19	1.99	1.82	1.69	1.46	1.08
August 1, 2008	4.73	4.01	3.36	2.88	2.51	2.22	1.99	1.80	1.65	1.52	1.31	0.97
August 1, 2009	4.57	3.81	3.13	2.64	2.27	1.99	1.77	1.59	1.45	1.33	1.14	0.85
August 1, 2010	4.43	3.61	2.89	2.38	2.00	1.72	1.51	1.35	1.22	1.12	0.96	0.71
August 1, 2011	4.32	3.40	2.61	2.07	1.69	1.42	1.22	1.07	0.96	0.88	0.75	0.55
August 1, 2012	4.28	3.21	2.31	1.72	1.32	1.06	0.88	0.76	0.67	0.61	0.52	0.39
August 1, 2013	4.37	3.02	1.92	1.23	0.83	0.59	0.46	0.38	0.34	0.31	0.27	0.20
August 1, 2014	5.03	3.22	1.40	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 21.8103 per $1,000 principal amount of notes; subject to adjustment in the same manner as the conversion rate as set forth under “Conversion Rights—Conversion Rate Adjustments.”

The exact stock price and effective date may not be set forth on the table. In such event:

•	If the stock price is between two stock price amounts on the table or the effective date is between two dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is in excess of $125.00 per share (subject to adjustment as described below), no additional shares will be issued.

•	If the stock price is less than $45.85 (subject to adjustment as described below), no additional shares will be issued.

The stock prices set forth in the first row of the table will be adjusted as of any date on which the conversion rate of the notes is adjusted as set forth under “—Conversion Rights—Conversion Rate Adjustments” (and other than any increase to the conversion rate for a fundamental change as described in this section). The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rights—Conversion Rate Adjustments.”

Settlement of Conversions in a Fundamental Change

As described above in “Conversion Rate Adjustments,” upon effectiveness of any fundamental change, the notes will be convertible into reference property or cash and reference property as applicable. If, as described above, we are required to increase the conversion rate by the additional shares as a result of the fundamental change, notes surrendered for conversion will be settled as follows:

•	If the last day of the applicable observation period related to notes surrendered for conversion is prior to the third trading day preceding the effective date of the fundamental change, we will settle such conversion as described under “Conversion Procedures—Settlement Upon Conversion” above by delivering the amount of cash and shares of our common stock, if any, based on the conversion rate then in effect without regard to the number of additional shares to be added to the conversion rate as described above, on the third trading day immediately following the last day of the applicable observation period. In addition, as soon as practicable following the effective date of the fundamental change, we will deliver the increase in such amount of cash and reference property deliverable in lieu of shares of our common stock, if any, as if the conversion rate had been increased by such number of additional shares during the related observation period and based upon the related volume weighted average prices during such observation period. If such increased amount results in an increase to the amount of cash to be paid to holders, we will pay such increase in cash, and if such increased settlement amount results in an increase to the number of shares of our common stock, we will deliver such increase by delivering the reference property based on such increased number of shares.

•	If the last day of the applicable observation period related to notes surrendered for conversion is on or following the third scheduled trading day preceding the effective date of the fundamental change, we will settle such conversion as described under “Conversion Procedures—Settlement Upon Conversion” above based on the conversion rate as increased by the additional shares described above on the later to occur of (1) the effective date of the transaction and (2) the third trading day immediately following the last day of the applicable observation period.

Optional Redemption by Advanced Medical Optics

Beginning August 4, 2014, we may redeem any or all of the notes, except for the notes that we are required to repurchase as provided under “—Repurchase at the Option of the Holder,” in cash at the redemption price.

The redemption price will equal 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) and additional interest, if any, will be paid on the redemption date to the holder of record on the record date.

We will give notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that holders have a right to convert the notes called for redemption, and the conversion rate then in effect; and

•	the date on which the holders’ right to convert the notes called for redemption will expire.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder’s notes is selected for redemption and such holder converts a portion of its notes, the converted portion will be deemed to be of the portion selected for redemption.

We may not redeem the notes if we have failed to pay any interest (including contingent interest, if any) on the notes and such failure to pay is continuing.

Repurchase at the Option of the Holder

Optional Put

On August 1, 2014, August 1, 2017 and August 1, 2021, each holder will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of its notes for which such holder has properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date. The interest (including contingent interest, if any) and additional interest, if any, will be paid to the holder of record on the record date.

We may be unable to repurchase holders’ notes in cash upon their exercise of their repurchase right. Our senior credit facility limits our ability to repurchase notes in cash, and our ability to repurchase notes in cash in the future may be limited by the terms of our then-existing borrowing agreements. Accordingly, we cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

We will give notice at least 20 business days prior to each repurchase date to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

To exercise their repurchase right, holders must deliver at any time from 9:00 a.m., New York City time, on the date that is 20 business days prior to the applicable repurchase date to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, a written notice to the paying agent of their exercise of their repurchase right (together with the notes to be repurchased, if certificated notes have been issued) and if holders hold a beneficial interest in a global note, their repurchase notice must comply with appropriate DTC procedures. The repurchase notice must state:

•	if holders hold certificated notes, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw their repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day preceding the applicable repurchase date, by delivering a written notice of withdrawal to the paying agent and if holders hold a beneficial interest in a global note, their withdrawal notice must comply with appropriate DTC procedures. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice. The withdrawal notice must state:

•	if holders hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, on the repurchase date:

•	those notes will cease to be outstanding and interest (including contingent interest, if any) and additional interest, if any, will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the note holders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

Fundamental Change Put

If a fundamental change (as defined below) occurs at any time prior to the maturity of the notes, holders will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of their notes for which they have properly delivered and not withdrawn a written repurchase notice. Notes submitted for repurchase must be $1,000 in principal amount or whole multiples thereof.

The repurchase price will equal 100% of the principal amount of the notes being repurchased, plus accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, to, but not including, the repurchase date, payable in cash. No make whole amount will be payable to a holder that elects to have its notes so repurchased. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest (including contingent interest, if any) and additional interest, if any, will be paid on the repurchase date to the holder of record on the record date.

We may be unable to repurchase holders’ notes in cash upon a fundamental change. Our senior credit facility limits our ability to repurchase the notes in cash, and our ability to repurchase notes with cash in the future may be limited by the terms of our then-existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under the terms of our then-existing borrowing agreements. We cannot assure holders that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash.

A “fundamental change” is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise) in connection with which more than 50% of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock that is:

•	listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange; or

•	approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

On or before the 10th business day after the occurrence of a fundamental change, we will provide to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, the trustee and the paying agent, a written notice of the occurrence of the fundamental change and the resulting repurchase right. Such notice shall state, among other things, the event causing the fundamental change and the procedures holders must follow to require us to repurchase their notes.

The repurchase date will be a date specified by us in the notice of a fundamental change that is not less than 20 nor more than 35 business days after the date of the notice of a fundamental change.

To exercise their repurchase right, holders must deliver, prior to 5:00 p.m., New York City time, on or prior to the business day preceding the repurchase date, a written notice to the paying agent of their exercise of their repurchase right (together with the notes to be repurchased, if certificated notes have been issued) and if holders hold a beneficial interest in a global note, their repurchase notice must comply with appropriate DTC procedures. The repurchase notice must state:

•	if holders hold certificated notes, the note certificate numbers;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or whole multiples thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw their repurchase notice at any time prior to 5:00 p.m., New York City time, on the business day preceding the repurchase date by delivering a written notice of withdrawal to the paying agent and if holders hold a beneficial interest in a global note, their withdrawal notice must comply with appropriate DTC procedures. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the repurchase notice. The withdrawal notice must state:

•	if holders hold certificated notes, the certificate numbers of the withdrawn notes;

•	the principal amount of the withdrawn notes; and

•	the principal amount, if any, which remains subject to the repurchase notice.

Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent, as the case may be. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note, as the case may be.

If the paying agent holds on the repurchase date cash sufficient to pay the repurchase price of the notes that holders have elected to require us to repurchase, then, on the repurchase date:

•	the notes will cease to be outstanding and interest (including contingent interest, if any) and additional interest, if any, will cease to accrue, whether or not book-entry transfer of the notes has been made or the notes have been delivered to the paying agent, as the case may be; and

•	all other rights of the noteholders will terminate, other than the right to receive the repurchase price upon delivery or transfer of the notes.

In connection with any repurchase, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of the offer to repurchase the notes;

•	file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes; and

•	comply with all other federal and state securities laws in connection with any offer by us to repurchase the notes.

This fundamental change repurchase right could discourage a potential acquirer of Advanced Medical Optics. However, this fundamental change repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions.

Our obligation to repurchase the notes upon a fundamental change would not necessarily afford holders protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders. We also could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change but would increase the amount of our (or our subsidiaries’) outstanding debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our then existing debt, including the notes.

Subordination

The payment of the principal of and interest (including contingent interest, if any) and additional interest, if any, on the notes is, to the extent provided in the indenture, subordinated in right of payment to the prior payment in full of all of senior indebtedness of Advanced Medical Optics, whether outstanding on the issuance date or thereafter incurred. The notes are equal in right of payment to our other existing and future senior subordinated indebtedness, including our Existing 2.5% Convertible Notes and our Existing 1.375% Convertible Notes. The notes also are structurally subordinated to all existing and future debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

As of June 30, 2006, we (excluding our subsidiaries) had:

•	total senior indebtedness of approximately $155.0 million, all of which was secured by substantially all of our assets, and the ability to borrow under our senior credit facility additional senior secured indebtedness of approximately $146.4 million;

•	total senior subordinated indebtedness of approximately $871.1 million; and

•	no indebtedness contractually subordinated to the notes.

As of June 30, 2006, our subsidiaries had approximately $147.2 million of indebtedness and other liabilities, including trade payables but excluding intercompany liabilities, all of which had a prior claim, ahead of the notes, on the assets of those subsidiaries. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture.

Upon any distribution to creditors of Advanced Medical Optics in liquidation or dissolution of Advanced Medical Optics or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Advanced Medical Optics, any assignment for the benefit of creditors or any marshalling of Advanced Medical Optics’ assets and liabilities, the holders of senior indebtedness would be entitled to receive payment in full in cash of all obligations due in respect of such senior indebtedness (including interest accruing after, or which would accrue but for, the commencement of any proceeding at the rate specified in the applicable senior indebtedness, whether or not a claim for such interest would be allowed), or have provision made for such payment in a manner acceptable to the holders of such senior indebtedness, before the holders of the notes would be entitled to receive any payment with respect to the notes (other than payments in junior securities).

As a result of these subordination provisions, in the event of a bankruptcy, dissolution, liquidation, insolvency or reorganization, holders of senior indebtedness may recover more, ratably, and holders of the notes may recover less, ratably, than our other creditors.

We also may not make any payment (other than payments in junior securities) with respect to the notes if:

•	a default in the payment of designated senior indebtedness occurs and is continuing; or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of designated senior indebtedness to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both), and the trustee receives a payment blockage notice from the holders of designated senior indebtedness.

We may and shall resume payments with respect to the notes:

•	in the case of a payment default, the date on which such default is cured or waived in writing by the holders of the designated senior indebtedness; and

•	in the case of a non-payment default, the earlier of (a) the date on which such non-payment default is cured or waived in writing by the holders of the designated senior indebtedness or the designated senior indebtedness is paid in full in cash or (b) 179 calendar days after the receipt of the payment blockage notice.

No more than one period of payment blockage with respect to a non-payment default may exist in any 360 calendar day period.

No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice, unless the default was waived or cured for 90 consecutive calendar days.

The subordination provisions will not prevent the occurrence of any event of default under the indenture.

If the trustee, the paying agent or any holder receives any payment or distribution of assets in contravention of these subordination provisions before all senior indebtedness is paid in full in cash, then such payment or distribution will be held in trust for the holders of senior indebtedness to the extent necessary to make payment in full in cash of all unpaid senior indebtedness.

We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the notes. The trustee’s claims for these payments will generally be senior to those of note holders in respect of all funds collected or held by the trustee.

“Designated senior indebtedness” means indebtedness outstanding under our senior credit facility and any other senior indebtedness that at the time of determination has an aggregate principal amount outstanding of at least $25.0 million if the instrument governing such senior indebtedness expressly states that such indebtedness is “designated senior indebtedness” for purposes of the indenture.

“Senior indebtedness” means all obligations under our senior credit facility, hedging obligations and any other indebtedness unless the instrument creating or evidencing such indebtedness expressly provides that such indebtedness is not senior or superior in right of payment to the notes, including other obligations, such as fees, expenses, reimbursement obligations arising from letters of credit, indemnities and other obligations specified in the documents governing such senior indebtedness, and all renewals, extensions, modifications, amendments or refinancings thereof; provided, that in no event shall senior indebtedness include:

•	to the extent that it may constitute indebtedness, any obligation for federal, state, local or other taxes;

•	any indebtedness among or between Advanced Medical Optics and any subsidiary of Advanced Medical Optics, unless and for so long as such indebtedness has been pledged to secure obligations to a third party;

•	to the extent that it may constitute indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained in the ordinary course of business;

•	indebtedness evidenced by the notes;

•	indebtedness of such person that is expressly subordinate or junior in right of payment to any other indebtedness of such person;

•	to the extent that it may constitute indebtedness, any obligation owing under leases (other than capital lease obligations) or management agreements; and

•	any obligation that by operation of law is subordinate to any general unsecured obligations of such person.

Limitation on Layering

The indenture provides that we may not incur any indebtedness that is contractually senior in right of payment to the notes and contractually subordinate in right of payment to any other of our indebtedness.

Consolidation, Merger and Sale of Assets by Advanced Medical Optics

The indenture provides that we may not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, convey, transfer or lease our property and assets substantially as an entirety to another person, unless:

•	either (a) we are the continuing corporation or (b) the resulting, surviving or transferee person (if other than us) is a corporation or limited liability company organized and existing under the laws of the United States, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, and a supplemental agreement, all of our obligations under the notes, the indenture and the registration rights agreement;

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing; and

•	we have delivered to the trustee certain certificates and opinions of counsel if so requested by the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which Advanced Medical Optics is not the continuing corporation, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of, Advanced Medical Optics, and Advanced Medical Optics shall be discharged from its obligations, under the notes, the indenture and the registration rights agreement.

This covenant includes a phrase relating to the sale, conveyance, transfer and lease of the property and assets of Advanced Medical Optics “substantially as an entirety”. There is no precise, established definition of the phrase “substantially as an entirety” under New York law, which governs the indenture and the notes, or under the laws of Delaware, Advanced Medical Optics’ state of incorporation. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, conveyance, transfer or lease of less than all of the property and assets of Advanced Medical Optics may be uncertain.

An assumption by any person of Advanced Medical Optics’ obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Events of Default; Notice and Waiver

The following are events of default under the indenture:

•	we fail to pay any interest (including contingent interest, if any) and additional interest, if any, on the notes when due and such failure continues for a period of 30 calendar days, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	we fail to pay principal of the notes when due at maturity, or we fail to pay the redemption price or repurchase price, in respect of any note when due, whether or not the payment is prohibited by the subordination provisions of the indenture;

•	upon conversion of any note, we fail to deliver the conversion value when due, whether due in cash or cash and shares of common stock, as the case may be, and such failure continues for a period of five days thereafter;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we fail to perform or observe any other term, covenant or agreement in the notes or the indenture for a period of 60 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	we fail to pay principal of our indebtedness for borrowed money in an aggregate amount of $25.0 million or more when due upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded, stayed or annulled, within a period of 30 calendar days after written notice of such failure is given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding; or

•	certain events involving our bankruptcy, insolvency or reorganization.

We are required to notify the trustee promptly upon becoming aware of the occurrence of any default under the indenture known to us. The trustee is then required within 90 calendar days of becoming aware of the occurrence of any default to give to the registered holders of the notes notice of all uncured defaults known to it. However, the trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest (including contingent interest, if any) or additional interest, if any, on the notes, if the trustee, in good faith, determines that the withholding of such notice is in the interests of the holders. We are also required to deliver to the trustee, on or before a date not more than 120 calendar days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred.

If an event of default specified in the last bullet point listed above occurs and continues with respect to us, the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes will automatically become due and payable. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes and accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, on the outstanding notes to be due and payable (a) if our senior credit facility is in effect, immediately upon the earlier of (1) the declaration of acceleration of indebtedness under the senior credit facility and (2) the fifth business day after written notice of the declaration by the trustee or holders is given to the agent under our senior credit facility; or (b) if our senior credit facility is no longer in effect, immediately. Thereupon, the trustee may, in its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to us and the trustee, may rescind and annul such declaration if:

•	we have paid (or deposited with the trustee a sum sufficient to pay) (1) all overdue interest (including contingent interest, if any) and additional interest, if any, on all notes; (2) the principal amount of any notes that have become due otherwise than by such declaration of acceleration; (3) to the extent that payment of such interest is lawful, interest upon overdue interest (including contingent interest, if any) and additional interest, if any; and (4) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•	all events of default, other than the non-payment of the principal amount and any accrued and unpaid interest (including contingent interest, if any) and additional interest, if any, that have become due solely by such declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the notes may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including contingent interest, if any) or additional interest, if any, on the notes, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy, and offer reasonable security or indemnity against any costs, liability or expense of the trustee;

•	the trustee fails to comply with the request within 60 calendar days after receipt of the request and offer of indemnity; and

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes.

Waiver

The holders of a majority in aggregate principal amount of the notes outstanding may, on behalf of the holders of all the notes, waive any past default or event of default under the indenture and its consequences, except:

•	our failure to pay principal of or interest (including contingent interest, if any) or additional interest, if any, on any note when due;

•	our failure to convert any note as required by the indenture;

•	our failure to pay the redemption price on the redemption date in connection with a redemption by Advanced Medical Optics or the repurchase price on the repurchase date in connection with a holder exercising its repurchase rights; or

•	our failure to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

Modification

Changes Requiring Approval of Each Affected Holder

The indenture (including the terms and conditions of the notes) may not be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding) to:

•	extend the maturity of any note;

•	reduce the rate or extend the time for payment of interest (including contingent interest, if any) on any note;

•	reduce the principal amount of any note;

•	reduce any amount payable upon redemption or repurchase of any note;

•	impair the right of a holder to institute suit for payment of any note;

•	change the currency in which any note is payable;

•	change our obligation to redeem any notes called for redemption on a redemption date in a manner adverse to the holders;

•	change our obligation to repurchase any note at the option of the holder in a manner adverse to the holders;

•	change our obligation to repurchase any note upon a fundamental change in a manner adverse to the holders;

•	affect the right of a holder to convert any note or reduce the cash and number of shares of our common stock, if any, or any other property, if any, receivable upon conversion pursuant to the terms of the indenture;

•	modify, in any material respect, the subordination provisions of the indenture in a manner adverse to the holders;

•	change our obligation to maintain an office or agency New York City;

•	subject to specified exceptions, modify certain provisions of the indenture relating to modification of the indenture or waiver under the indenture; or

•	reduce the percentage of notes required for consent to any modification of the indenture that does not require the consent of each affected holder.

Changes Requiring Majority Approval

The indenture (including the terms and conditions of the notes) may be modified or amended, except as described above, with the written consent or affirmative vote of the holders of a majority in aggregate principal amount of the notes then outstanding.

Changes Requiring No Approval

The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

•	provide for conversion rights of holders of notes and our repurchase obligations in connection with a fundamental change in the event of any reclassification of our common stock, merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entity;

•	secure the notes;

•	provide for the assumption of our obligations to the holders of notes in the event of a merger or consolidation, or sale, conveyance, transfer or lease of our property and assets substantially as an entirety;

•	add to our covenants for the benefit of the holders of notes;

•	surrender any right or power conferred upon us;

•	cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture; provided that such modification or amendment does not adversely affect the interests of the holders of notes in any material respect (it being understood that no modification or amendment to cure any ambiguity or correct or supplement any inconsistency or defect in the indenture made solely to conform the indenture to the description of notes contained in this prospectus will be deemed to adversely affect the interests of the holders of the notes);

•	make any provision with respect to matters or questions arising under the indenture that we may deem necessary or desirable and that shall not be inconsistent with provisions of the indenture; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

•	increase the conversion rate; provided, that the increase will not adversely affect the interests of the holders of notes;

•	comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not adversely affect the interests of the holders of notes in any material respect; and

•	provide for a successor trustee.

Other

No modification or amendment may be made to the subordination provisions of the indenture that adversely affects the rights of any holder of senior indebtedness then outstanding unless the holders of such senior indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed modification or amendment. It is sufficient if such consent approves the substance of the proposed modification or amendment. After a modification or amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such modification or amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the modification or amendment.

Notes Not Entitled to Consent

Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and the denominator) for purposes of determining whether the holders of the requisite aggregate principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Form, Denomination and Registration

The notes were issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Global Note, Book-Entry Form

Notes are evidenced by a global note. We deposited the global note with DTC and registered the global note in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will pay principal of, and interest (including contingent interest, if any) and additional interest, if any, on, and the redemption price and the repurchase price of, a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on the maturity date, each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary, or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days or there is an event of default under the notes, we will issue notes in certificated form in exchange for global notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by global notes and in such event will issue notes in certificated form in exchange for the global notes.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Registration Rights

Upon consummation of the original issuance of the notes, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we agreed to file the shelf registration statement of which this prospectus forms a part. A holder who elects to sell notes or common stock issued upon conversion of the notes pursuant to this registration statement must deliver an election and questionnaire to us at least 15 business days before any intended sale pursuant to the registration statement. Any such holder will be:

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights and obligations.

Pursuant to the registration rights agreement, we will use our reasonable best efforts to keep a shelf registration statement effective until the earliest of:

•	the date when all of the notes and common stock issuable upon conversion of the notes have been registered and disposed of pursuant to an effective registration statement under the Securities Act;

•	the date when all of the notes and common stock issuable upon conversion of the notes have been sold pursuant to Rule 144 under the Securities Act;

•	the date on which the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately pursuant to Rule 144(k) under the Securities Act; and

•	the date when all of the notes and common stock issuable upon conversion of the notes cease to be outstanding.

We may suspend the holders’ use of the prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed 45 calendar days in any 90 calendar-day period (except as described below), and suspension periods shall not exceed an aggregate of 120 calendar days in any 360 calendar-day period. We may suspend the holders’ use of the prospectus for up to 60 calendar days in any 90 calendar-day period under certain circumstances relating to an acquisition, financing, recapitalization, business combination or other similar transaction.

Upon our receipt of a completed election and questionnaire from a holder, together with any other information we may reasonably request, we will, within 15 business days, file any amendments to the shelf registration statement or supplements to the related prospectus as are necessary to permit such holder to deliver a prospectus to purchasers of the notes and common stock issuable upon conversion of such holder’s notes in accordance with applicable law.

We will pay predetermined additional interest to holders of notes on any interest payment date if the prospectus is unavailable for periods in excess of those permitted above. Such additional interest will accrue during the additional period the prospectus is unavailable. Holders of notes should refer to the registration rights agreement for a description of these liquidated damages. We will have no other liabilities for monetary damages with respect to our registration obligations. If a holder has converted some or all of its notes into common stock, the holder will not be entitled to receive additional interest with respect to those shares of common stock in the event of a registration default.

Repurchase and Cancellation

We may, to the extent permitted by law and the terms of the indenture, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the notes or any common stock issued upon conversion and prospective purchasers, if any, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as such securities are no longer “restricted securities,” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.

Information Concerning the Trustee and Common Stock Transfer Agent and Registrar

We have appointed U.S. Bank National Association, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates are permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Governing Law

The notes and the indenture are governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of Notes

Except as otherwise provided herein, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of our common stock, accrued interest payable on the notes and the conversion rate and conversion price. We or our agents will make all these calculations in good faith and, absent manifest error, such calculations will be final and binding on holders of notes. We will provide a schedule of these calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward these calculations to any holder of notes upon the request of that holder.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax considerations of the purchase, ownership, conversion or other disposition of the notes and of the common stock received upon conversion of the notes. This summary is based upon existing United States federal income tax law, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual circumstances, such as notes held by investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and Non-U.S. Holders (as defined below)) or to persons that will hold the notes as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, partnerships or their partners, or U.S. Holders (as defined below) that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this summary does not discuss any foreign, state, or local tax considerations. This summary is written for investors that will hold their notes as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local, and foreign income and other tax consequences of the purchase, ownership, conversion or other disposition of the notes and the ownership and disposition of the common stock received upon a conversion of the notes.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership, or other entity treated as a corporation or partnership for U.S. federal income tax purposes, created in, or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or (B) that was in existence on August 20, 1996, was treated as a United States person on the previous day, and elected to continue to be so treated. A beneficial owner of a note that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.” If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes or common stock, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes or common stock that is a partnership and partners in such partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes or common stock received upon a conversion of notes.

Classification of the Notes

Pursuant to the terms of the indenture, we and each holder of notes have agreed to treat the notes, for United States federal income tax purposes, as debt instruments that are subject to the Treasury regulations that govern contingent payment debt instruments (the “CPDI Regulations”) and to be bound by our application of the CPDI Regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule.” The remainder of this discussion describes the treatment of the notes in accordance with that agreement and our determinations.

No authority directly addresses the treatment of all aspects of the notes for United States federal income tax purposes. The Internal Revenue Service (the “Service”) has issued Revenue Ruling 2002-31, in which the Service addressed the United States federal income tax classification and treatment of a debt instrument similar, although not identical, to the notes, and the Service concluded that the debt instrument addressed in that published guidance was subject to the CPDI Regulations. In addition, the Service clarified various aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance. The applicability of Revenue Ruling 2002-31 to any particular debt instrument, however, such as the notes, is uncertain. In addition, no rulings are expected to be sought from the Service with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the Service will not take contrary positions. As a result, no assurance can be given that the Service will agree with the tax characterizations and the tax consequences described below. A different treatment of the notes for United States federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain or loss recognized in respect of the notes from that which is described below and could require a U.S. Holder to accrue interest income at a rate different from the “comparable yield” rate described below.

U.S. Holders

Interest Income

Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the notes on a constant yield to maturity basis based on the adjusted issue price (as defined below) of the notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year significantly in excess of the amount of interest payments, including contingent interest payments, actually received by it in that year.

The “issue price” of a note is the first price at which a substantial amount of the notes is sold to investors, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The “adjusted issue price” of a note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made with respect to the notes.

Under the CPDI Regulations, we are required to establish the “comparable yield” for the notes. The comparable yield for the notes is the annual yield we would incur, as of the initial issue date, on a fixed rate nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. Accordingly, we have determined the comparable yield to be 8.00% compounded semi-annually.

We are required to provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments on the notes. This schedule must produce the comparable yield. Our determination of the projected payment schedule for the notes includes estimates for payments of contingent interest and an estimate for a payment at maturity that takes into account the conversion feature. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under “Where You Can Find More Information.”

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the notes.

Adjustments to Interest Accruals on the Notes

If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the tax year. For this purpose, the payments in a tax year include the fair market value of any property received in that year.

If a U.S. Holder receives actual payments with respect to the notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the notes or to reduce the amount realized upon a sale, exchange, repurchase or redemption of the notes.

Notes Purchased at Other than the Adjusted Issued Price

A U.S. Holder acquiring a note for an amount other than its “adjusted issued price,” as defined above under “—Interest Income,” will generally accrue original issue discount and make adjustments to such accruals in accordance with the rules described above under “—Interest Income.” To the extent that a U.S. Holder’s adjusted tax basis in the note differs from the note’s adjusted issued price, however, the U.S. Holder must reasonably allocate any such difference among the daily portions of original issue discount accruing over the remaining term of the note and/or the remaining projected payments. Amounts so allocated will be treated as a positive or negative adjustment, as the case may be, on the date of accrual or payment and the U.S. Holder’s adjusted tax basis in the note will be increased or decreased, as the case may be, to reflect such adjustment.

Sale, Exchange, Conversion, Repurchase, or Redemption

Generally, the sale, exchange, repurchase, or redemption of a note will result in gain or loss to a U.S. Holder, which will be subject to tax. As described above, our calculation of the comparable yield and the schedule of projected payments for the notes includes the receipt of shares of our common stock upon conversion as a contingent payment with respect to the notes. Accordingly, we intend, and under the indenture, each holder agrees, to treat the payment of shares of our common stock to a U.S. Holder upon the conversion of a note as a contingent payment under the CPDI Regulations. As described above, U.S. Holders are generally bound by our determination of the comparable yield and the schedule of projected payments. Under this treatment, a conversion will also result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale, exchange, conversion, repurchase, or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any shares of our common stock received, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note on any date will generally be equal to the U.S. Holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments, as described above, scheduled to be made on the notes to the U.S. Holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, conversion, repurchase, or redemption of a note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and thereafter, as capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale, exchange, conversion, repurchase, or redemption of a note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

A U.S. Holder’s tax basis in shares of our common stock received upon a conversion of a note will equal the fair market value of such common stock at the time of conversion. The U.S. Holder’s holding period for the shares of our common stock received will commence on the day immediately following the date of conversion.

Constructive Dividends

The conversion rate of the notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. If at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets will generally result in deemed dividend treatment to U.S. Holders of the notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock will generally not. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of

United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Dividend on Common Stock

If we make cash distributions on our common stock, the distributions will generally be treated as dividends to a U.S. Holder of our common stock to the extent of our current and accumulated earnings and profits as determined under the United States federal income tax principles at the end of the tax year of the distribution, then as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder will generally be eligible for this reduced rate only if the U.S. Holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock subject to applicable restrictions.

Disposition of Common Stock

Upon the sale or other disposition of our common stock received on conversion of a note, a U.S. Holder will generally recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. Long term capital gain is eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the sale or exchange of our common stock may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Non-U.S. Holders

Notes

All payments on the notes made to a Non-U.S. Holder, including a payment in our common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from United States income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such Non-U.S. Holder is not a bank receiving certain types of interest, (iv) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (v) such payments and gain are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States, and (vi) to the extent the payments on the notes are described in section 871(h)(4)(A)(i) of the Code, our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code and we have not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever is shorter. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed (1) Internal Revenue Service Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) Internal Revenue Service Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder of a note were deemed to have received a constructive dividend (see “U.S. Holders—Constructive Dividends” above), however, the Non-U.S. Holder would generally be subject to United States withholding tax at a 30% rate on the amount of such dividend, thereby potentially reducing the amount of interest payable to it, subject to reduction (i) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (ii) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-US. Holder claiming that the constructive dividend on the notes is effectively connected with the conduct of a United States trade or business.

Common Stock

Dividends paid to a Non-U.S. Holder of common stock will generally be subject to withholding tax at a 30% rate subject to reduction (a) by an applicable treaty if the Non-U.S. Holder provides an Internal Revenue Service Form W-8BEN (or appropriate substitute form) certifying that it is entitled to such treaty benefits or (b) upon the receipt of an Internal Revenue Service Form W-8ECI (or appropriate substitute form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business.

A Non-U.S. Holder will generally not be subject to United States federal income tax on gain realized on the sale or exchange of the common stock received upon a conversion of notes unless (a) the gain is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder, (b) in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, or (c) we will have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale or exchange and the Non-U.S. Holder’s holding period in the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation.

Income Effectively Connected with a United States Trade or Business

If a Non-U.S. Holder of notes or our common stock is engaged in a trade or business in the United States, and if interest on the notes, dividends on our common stock, or gain realized on the sale, exchange, conversion, or other disposition of the notes and gain realized on the sale or exchange of our common stock is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax in the manner discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on such interest, dividends or gain in the same manner as if it were a U.S. Holder. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds of the sale or other disposition of, the notes or shares of common stock may be subject to information reporting and United States federal backup withholding tax at the rate then in effect if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the holder’s United States federal income tax, provided that the required information is furnished to the Service.

SELLING SECURITYHOLDERS

The notes were originally issued by us and sold by Goldman, Sachs & Co., Banc of America Securities LLC, UBS Securities LLC, Citigroup Global Markets Inc. and PNC Capital Markets LLC (the “initial purchasers”) in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes listed below and the shares of common stock issued upon conversion of such notes. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount at maturity of notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which such notes are initially convertible. However, the number of shares of common stock into which the notes are initially convertible is subject to adjustment resulting from payment of any make whole amount as provided in “Description of Notes—Make Whole Amount.” Unless set forth below, to our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of the outstanding common stock.

The principal amounts of the notes provided in the table below are based on information provided to us by each of the selling securityholders on or before August 17, 2006, and the percentages are based on $500,000,000 principal amount at maturity of notes outstanding. The number of shares of common stock that may be sold is calculated based on the current conversion rate of 16.7771 shares of common stock per $1,000 principal amount of notes.

Since the date on which each selling securityholder provided this information, each selling securityholder identified below may have sold, transferred or otherwise disposed of all or a portion of its notes in a transaction exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and any changed information will be set forth in supplements to this prospectus to the extent required. In addition, the conversion ratio, and therefore the number of shares of our common stock issuable upon conversion of the notes, is subject to adjustment. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

The selling securityholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling securityholders are not obligated to sell the notes or the shares of common stock issuable upon conversion of the notes, we cannot estimate the amount of the notes or how many shares of common stock that the selling securityholders will hold upon consummation of any such sales.

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock that may be Sold(1)	Percentage of Common Stock Outstanding(3)
American Beacon Funds (4) (5)	$250,000	*	4,194	4,194	*	*
Aristeia International Limited (6)	$26,840,000	5.4%	450,297	450,297	*	*
Aristeia Partners LP (7)	$3,660,000	*	61,404	61,404	*	*
Asante Health Systems (8) (5)	$250,000	*	4,194	4,194	*	*
Aventis Pension Master Trust (9) (5)	$310,000	*	(36)	5,201	*	*
Boilermakers - Blacksmith Pension Trust (10) (5)	$2,500,000	*	(37)	41,943	*	*
Calamos Convertible and High Income Fund (11) (5)	$6,500,000	1.3%	109,051	109,051	*	*
Calamos Convertible Opportunities and Income Fund (11) (5)	$5,000,000	1.0%	83,886	83,886	*	*
Calamos Global Total Return Fund (11) (5)	$1,300,000	*	21,810	21,810	*	*
Calamos High Yield Fund - Calamos Investment Trust (11) (5)	$2,000,000	*	33,554	33,554	*	*
CBARB, a segregated account of Geode Master Fund, Ltd. (12)	$8,500,000	1.7%	142,605	142,605	*	*
CEMEX Pension Plan (9) (5)	$190,000	*	(38)	3,188	*	*
Citadel Equity Fund Ltd. (13) (14) (35)	$72,500,000	14.5%	1,562,979	1,216,340	2.6%
CNH CA Master Account, L.P. (15)	$2,000,000	*	(39)	33,554	*	*
Cockrell Foundation, The (16) (5)	$85,000	*	(40)	1,426	*	*
DBAG London (35) (61)	$13,000,000	2.6%	218,102	218,102	*	*
Delta Airlines Master Trust (17) (5)	$580,000	*	(41)	9,731	*	*
Delta Pilots Disability and Survivorship Trust (17) (5)	$420,000	*	(42)	7,046	*	*
Dorinco Reinsurance Company (18) (5)	$960,000	*	(43)	16,106	*	*
Dow Chemical Company Employers’ Retirement Plan, The (17) (5)	$1,325,000	*	(44)	22,230	*	*
Fondren Foundation, The (17) (5)	$70,000	*	(45)	1,174	*	*
Fore Convertible Master Fund, Ltd. (34)	$33,820,000	6.8%	567,402	567,402	*	*

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock that may be Sold(1)	Percentage of Common Stock Outstanding(3)
Fore Erisa Fund, Ltd. (34)	$3,235,000	*	54,274	54,274	*	*
Fore Multi Strategy Master Fund, Ltd. (34)	$9,472,000	1.9%	158,913	158,913	*	*
Grace Convertible Arbitrage Fund, Ltd. (19)	$3,500,000	*	(46)	58,720	*	*
HBK Master Fund, L.P. (20) (35)	$10,000,000	2.0%	168,471	167,771	*	*
Highbridge International LLC (21)	$40,000,000	8.0%	671,084	671,084	1.1%
KBC Financial Products USA Inc. (22) (34)	$10,500,000	2.1%	(47)	176,160	*	*
Knoxville Utilities Board Retirement System (4) (5)	$150,000	*	(48)	2,517	*	*
Linden Capital LP (23)	$16,000,000	3.2%	268,434	268,434	*	*
Lyxor Quest Fund Ltd. (61)	$3,500,000	*	58,720	58,720	*	*
Lydian Overseas Partners Master Fund L.T.D. (24)	$20,000,000	4.0%	(49)	335,542	*	*
MacKay Shields LLC as Sub-Advisor to New York Life Insurance Co. Post 82 (25) (35) (17)	$3,115,000	*	52,261	52,261	*	*
MacKay Shields LLC as Sub-Advisor to New York Life Insurance Co. Pre 82 (25) (35) (17)	$1,385,000	*	23,236	23,236	*	*
Macomb County Employees’ Retirement System (26) (5)	$320,000	*	(50)	5,369	*	*
Man Mac I, Ltd. (34)	$7,309,000	1.5%	122,624	122,624	*	*
Meritor Health Services, Inc. Employee Retirement Plan (62) (5)	$100,000	*	1,678	1,678	*	*
Municipal Employees Benefit Trust (8) (5)	$170,000	*	2,852	2,852	*	*
Piper Jaffray & Co. (34)	$3,000,000	*	50,331	50,331	*	*
Polygon Global Opportunities Master Fund (28)	$10,000,000	2.0%	167,771	167,771	*	*
Port Authority of Allegheny County Consolidated Trust Fund (9) (5)	$60,000	*	(51)	1,007	*	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union (9) (5)	$660,000	*	(52)	11,073	*	*

Name of Selling Securityholder	Amount of Notes Offered Hereby	Percentage of Aggregate Principal Amount of Notes Outstanding	Number of Shares of Common Stock Owned(1)(2)	Number of Shares of Common Stock that may be Sold(1)		Percentage of Common Stock Outstanding(3)
Prisma Foundation (29) (5)	$200,000	*	(53)	3,355		*	*
Silvercreek Limited Partnership	$9,760,000	2.0%	(54)	163,744		*	*
Silvercreek II Limited	$6,240,000	1.2%	(55)	104,689		*	*
Quest Global Convertible Master Fund Ltd.	$500,000	*	8,389	8,389		*	*
SPT (30) (5)	$1,008,000	*	(56)	16,911		*	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited (31) (8)	$4,000,000	*	67,108	67,108		*	*
Union Carbide Retirement Account (17) (5)	$650,000	*	(57)	10,905		*	*
Vicis Capital Master Fund (32)	$7,500,000	1.5%	125,828	125,828		*	*
Whitebox Diversified Convertible Arbitrage Partners L.P. (33)	$2,000,000	*	54,562	33,554		*	*
All other holders of notes or future transferees pledges, donees, assignees, or successors of any such holders (58)	$143,606,000	28.7%	—	2,409,292		3.9%
Total	$500,000,000	100.0%	—	8,388,550	(59)	12.4	%(60)

*	Represents less than 1% of the notes outstanding.

**	Represents less than 1% of the common stock outstanding.

(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 16.7771 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described under “Description of Notes — Conversion Rights — Make Whole Amount” and “Description of the Notes — Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of common stock identified to us by the selling securityholder as owned by it. See footnote (1).

(3)	Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 59,429,002 common shares outstanding as of August 15, 2006. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(4)	The selling securityholder has indicated that State Street Bank and Trust Company is the registered holder of the registrable securities.

(5)	Calamos Advisors LLC, the investment advisor to the selling securityholder, has dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder.

(6)	Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch, Anthony Frascella and William R. Techar.

(7)	Aristeia Advisors LLC is the general partner of Aristeia Partners LP. Aristeia Advisors LLC is jointly owned by Kevin Toner, Robert H. Lych, Anthony Frascella and William R. Techar. The selling securityholder has indicated that Morgan Stanley is the registered holder of the registrable securities.

(8)	The selling securityholder has indicated that UBS Financial Services Inc. is the registered holder of the registrable securities.

(9)	The selling securityholder has indicated that Mellon Trust is the registered holder of the registrable securities.

(10)	The selling securityholder has indicated that Brotherhood Bank is the registered holder of the registrable securities.

(11)	The selling securityholder has indicated that Bank of New York is the registered holder of the registrable securities.

(12)	Phil Dumas, portfolio manager of CBARB, a segregated account of Geode Master Fund, Ltd., has dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder.

(13)	The selling securityholder has indicated that Citadel Trading Group LLC is the registered holder of $57,500,000 aggregate principal amount of the notes and Deutsche Bank Securities is the registered holder of $15,000,000 aggregate principal amount of the notes.

(14)	Citadel Limited Partnership (“CLP”) is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Investment Group, L.L.C. (“CIG”) controls CLP. Kenneth C. Griffin controls CIG and therefore has dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder. CLP, CIG, and Mr. Griffin each disclaim beneficial ownership of the securities held by Citadel Equity Fund Ltd.

(15)	CNH Partners, LLC (“CNH”) is investment advisor of the selling securityholder and has sole dispositive power over the notes and sole voting and dispositive power over the common stock underlying the notes held by this selling securityholder. Investment principals for CNH are Robert Krail, Mark Mitchell and Todd Pulvino.

(16)	The selling securityholder has indicated that Salomon Smith Barney, Inc. is the registered holder of the registrable securities.

(17)	The selling securityholder has indicated that JP Morgan Chase is the registered holder of the registrable securities.

(18)	The selling securityholder has indicated that The Northern Trust Company is the registered holder of the registrable securities.

(19)	Michael Brailov, managing member of Grace Convertible Arbitrage Fund, Ltd., has dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder.

(20)	HBK Investments L.P. may be deemed to have sole voting and sole dispositive power over the securities pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Master Fund L.P. Additionally, the following individuals may be deemed to have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar.

(21)	Highbridge Capital Management, LLC (“Highbridge”) is the trading manager of HBMC LLC (“HBMC”) and consequently has voting control and investment discretion over securities held by HBMC. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Herny Swieca disclaims beneficial ownership of the securities held by HBMC.

(22)	The securities are under the total control of KBC Financial Products USA Inc. KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(23)	Siu Min Wong, managing member of Linden Capital LP, has dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder.

(24)	David Friero, principal of Lydian Overseas Partners Master Fund L.T.D., has dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder.

(25)	The selling securityholder has indicated that MacKay Shields LLC makes Section 13F, 13G and 13D Filings with the SEC as needed.

(26)	The selling securityholder has indicated that Bank One is the registered holder of the registrable securities.

(27)	The selling securityholder has indicated that US Bank is the registered holder of the registrable securities.

(28)	Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(29)	The selling securityholder has indicated that Credit Suisse is the registered holder of the registrable securities.

(30)	The selling securityholder has indicated that Pershing is the registered holder of the registrable securities.

(31)	The selling securityholder is a fund which cedes investment control to UBS O’Connor LLC (the “Investment Manager”). The Investment Manager makes all the investment/voting decisions. UBS O’Connor LLC is a wholly-owned subsidiary of UBSAG, which is listed and traded on the NYSE.

(32)	Vicis Capital LLC is the investment manager of Vicis Capital Master Fund. John Succo, Shad Stestney and Sky Lucas jointly control Vicis Capital LLC and exercise dispositive powers, but disclaim individual ownership of the securities.

(33)	Andrew Redleaf, managing member of the general partner of the selling securityholder, has dispositive power over the notes and voting and dispositive power over the common stock underlying the notes held by this selling securityholder.

(34)	Selling securityholder has identified itself as a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, written or otherwise, with any person to, directly or indirectly, distribute the notes.

(35)	Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (1) such selling securityholder purchased its notes in the ordinary course of business, and (2) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, written or otherwise, with any person to, directly or indirectly, distribute the notes.

(36)	Aventis Pension Master Trust has indicated that it beneficially owns $325,000 aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2024 (the “2.50% Notes”). As a result of our irrevocable election to satisfy in cash our conversion obligation with respect to the principal amount of any 2.50% Notes converted after December 15, 2004, on conversion, Aventis Pension Master Trust will receive (A) a cash amount equal to the aggregate principal amount of the 2.50% Notes to be converted, and (B) a number of shares of common stock equal to (i) the aggregate principal amount of 2.50% Notes to be converted divided by 1,000 and multiplied by (ii)(a) the conversion rate with respect to the 2.50% Notes then in effect minus (b) $1,000 divided by the applicable stock price (as defined in the prospectus and the indenture relating to the 2.50% Notes). The initial conversion rate of the 2.50% Notes is 19.9045 shares of common stock per $1,000 principal amount at maturity of the 2.50% Notes, subject to adjustment as described in the prospectus and the indenture relating to the 2.50% Notes.

(37)	Boilermakers - Blacksmith Pension Trust has indicated that it beneficially owns $2,100,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(38)	CEMEX Pension Plan has indicated that it beneficially owns $150,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(39)	CNH CA Master Account, L.P. has indicated that it beneficially owns $3,000,000 aggregate principal amount of our 1.375% Convertible Senior Subordinated Notes due 2025 (the “1.375% Notes”) and $1,500,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(40)	The Cockrell Foundation has indicated that it beneficially owns $82,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(41)	Delta Airlines Master Trust has indicated that it beneficially owns $1,260,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(42)	Delta Pilots Disability and Survivorship Trust has indicated that it beneficially owns $440,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(43)	Dorinco Reinsurance Company has indicated that it beneficially owns $900,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(44)	The Dow Chemical Company Employers’ Retirement Plan has indicated that it beneficially owns $2,500,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(45)	The Fondren Foundation has indicated that it beneficially owns $75,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(46)	Grace Convertible Arbitrage Fund, Ltd. has indicated that it beneficially owns $2,000,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(47)	KBC Financial Products USA, Inc. has indicated that it beneficially owns $4,492,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(48)	Knoxville Utilities Board Retirement System has indicated that it beneficially owns $135,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(49)	Lydian Overseas Partners Master Fund L.T.D. has indicated that it beneficially owns $26,000,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(50)	Macomb County Employees’ Retirement System has indicated that it beneficially owns $340,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(51)	Port Authority of Allegheny County Consolidated Trust Fund has indicated that it beneficially owns $55,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(52)	Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union has indicated that it beneficially owns $700,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(53)	Prisma Foundation has indicated that it beneficially owns $50,000 aggregate principal amount of our 1.375% Notes and $145,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(54)	Silvercreek Limited Partnership has indicated that it beneficially owns $7,824,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(55)	Silvercreek II Limited has indicated that it beneficially owns $4,942,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(56)	SPT has indicated that it beneficially owns $2,000,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(57)	Union Carbide Retirement Account has indicated that it beneficially owns $1,320,000 aggregate principal amount of our 2.50% Notes. See footnote (36) with respect to the number of shares of common stock, if any, issuable upon conversion of the 2.50% Notes. As of the date hereof, our 2.50% Notes are not convertible and will only become convertible upon the occurrence of specified events set forth in the indenture relating to the 2.50% Notes.

(58)	Information about other selling securityholders will be set forth by prospectus supplement if required.

(59)	Represents the number of shares of common stock into which $500,000,000 aggregate principal amount of notes would be convertible at the conversion rate described in footnote (1) above.

(60)	Represents the amount which the selling securityholders may sell under this prospectus divided by the sum of the common stock outstanding as of August 15, 2006, plus the 8,388,550 shares of common stock into which the $500,000,000 aggregate principal amount of notes is initially convertible, without giving effect to adjustments that may result from payment of any make whole amount as described under “Description of Notes — Conversion Rights — Make Whole Amount.”

(61)	The selling securityholder has indicated that Patrick Corrigan, a director of Deutsche Bank Securities Inc., has dispositive power over the notes and voting and dispositive power over the shares of common stock underlying the notes held by this selling securityholder. Mr. Corrigan disclaims beneficial ownership of the notes and the shares of common stock underlying the notes held by this selling securityholder.

(62)	The selling securityholder has indicated that US Bank is the registered holder of the registrable securities.

PLAN OF DISTRIBUTION

The notes and the shares of common stock issuable upon conversion of the notes are being registered to permit the resale of such securities by the holders of such securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock. We will bear the fees and expenses incurred in connection with our obligation to register the notes and the shares of common stock issuable upon conversion of the notes. However, the selling securityholders will pay all underwriting discounts and commissions and agent’s commissions, if any.

The selling securityholders may offer and sell the notes and the shares of common stock issuable upon conversion of the notes from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling securityholder or by agreement between such holder and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions;

•	in privately negotiated transactions;

•	through the writing of options;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	if we agree to it prior to the distribution, through one or more underwriters on a firm commitment or best-efforts basis;

•	through broker-dealers, which may act as agents or principals;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

In connection with the sales of the notes and the shares of common stock issuable upon conversion of the notes or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the notes and the shares of common stock issuable upon the conversion of the notes to close out such short positions, or loan or pledge the notes and the shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell such securities. The selling securityholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledges or other successors in interest will be deemed selling securityholders for purposes of this transaction.

If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any notes or the shares of common stock issuable upon conversion of the notes through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the notes or the shares of common stock issuable upon conversion of the notes, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. The underwriter or underwriters with respect to an underwritten offering of notes or shares of common stock issuable upon conversion of the notes and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of the notes and shares of common stock issuable upon conversion of the notes, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of notes and such shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale by the selling securityholders of the notes or shares of common stock issuable upon conversion of the notes. Selling securityholders may decide to sell all or a portion of the notes or the shares of common stock issuable upon conversion of the notes offered by them pursuant to this prospectus or may decide not to sell any notes or shares of common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes or the underlying common stock by other means not described in this prospectus. Any notes or shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the notes and the shares of common stock issuable upon conversion of the notes may be deemed to be “underwriters,” within the meaning of the Securities Act, and any profit on the sale of the notes or shares of common stock by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling securityholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling securityholders and any other relevant person of any of the notes and the shares of common stock issuable upon conversion of the notes. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of notes or shares of common stock issuable upon conversion to engage in market-making activities with respect to the particular notes and shares of common stock issuable upon conversion of the notes being distributed. All of the above may affect the marketability of the notes and the shares of common stock issuable upon conversion of the notes and the ability of any person or entity to engage in market-making activities with respect to the notes and the shares of common stock issuable upon conversion of the notes.

Under the securities laws of certain states, the notes and the shares of common stock issuable upon conversion of the notes may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states, the notes and the shares of common stock issuable upon conversion of the notes may not be sold unless the notes or the common stock issuable upon conversion of the notes, respectively, have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

We have agreed to indemnify the selling securityholders against certain civil liabilities, including certain liabilities arising under the Securities Act, and the selling securityholders will be entitled to contribution from us in connection with those liabilities. The selling securityholders will indemnify us against certain civil liabilities, including liabilities arising under the Securities Act, and we will be entitled to contribution from the selling securityholders in connection with those liabilities.

We are permitted to suspend the use of this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 45 days in any 90-day calendar period and not to exceed an aggregate of 120 days in any 360 calendar-day period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any 90 calendar-day period under certain circumstances, relating to an acquisition, financing, recapitalization, business combination or other similar transaction. If the duration of such suspension exceeds any of the these applicable periods, we have agreed to pay predetermined additional interest to holders of notes as described under “Description of the Notes—Registration Rights.”

LEGAL MATTERS

Certain legal matters regarding the notes and the shares of our common stock issuable upon conversion of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to Advanced Medical Optics, Inc.’s Current Report on Form 8-K dated June 6, 2006 and the financial statement schedule incorporated in this Registration Statement by reference to the Annual Report on Form 10-K of Advanced Medical Optics, Inc. for the year ended December 31, 2005 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of VISX, Incorporated and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004 have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of the Surgical Ophthalmic Business (the Business), a business within Pfizer Inc.’s Global Pharmaceutical Group, as of and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report indicates that the combined financial statements were prepared to present the net assets to be sold and the direct revenues and direct operating expenses of the Business, pursuant to the basis of presentation as described in note 2 and the purchase agreement as described in note 11 of the combined financial statements, and are not intended to be a complete presentation of the Business’s financial position, results of operations or cash flows. Additionally, the audit report states that the fiscal year of the non-U.S. operations was changed to November 30 and the combined statement of direct revenues and direct operating expenses includes the results for the 11 months ended November 30, 2003, for the non-U.S. operations of the Business.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the registration and sale of the securities being registered hereby. All of such fees and expenses, except the SEC registration fee and the New York Stock Exchange listing fee, are estimated. The New York Stock Exchange subsequent listing fee assumes the notes are converted into shares of common stock, par value $0.01 per share, of the registrant at a conversion price of $59.61.

SEC Registration Fee	$53,500
Accounting Fees and Expenses	$35,000
Legal Fees and Expenses	$50,000
Printing Expenses	$35,000
Miscellaneous	$20,000

TOTAL	$193,500

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a corporation, subject to the procedures and limitations stated therein, to indemnify its directors, officers, employees and agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, although in the case of proceedings brought by or on behalf of the corporation, indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation, unless the court determines otherwise. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification of its officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102 of the Delaware General Corporation Law, the registrant’s certificate of incorporation and bylaws provide that no director will be liable to the registrant or its stockholders for monetary damages for breach of certain fiduciary duties as a director, except for liability under Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to the registrant or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her and incurred by him or her in his or her capacity as a director, officer, employee or agent of the corporation, or arising out of his or her status as a director, officer, employee or agent of the corporation. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in their capacity as directors and officers, including claims brought under the Securities Act, within the limits and subject to the limitations of the policies. The indemnification and insurance provided for directors of the registrant are subject to Section 174 of the Delaware General Corporation Law, which governs liability of directors for unlawful payment of dividends or unlawful stock purchase or redemption.

Item 16.	Exhibits

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002)

4.2	Certificate of Amendment to Advanced Medical Optics, Inc.’s Amended and Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-Q, filed August 1, 2005)

4.3	Amended and Restated Bylaws of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002)

4.4	Specimen certificate representing the common stock (Incorporated herein by reference to Exhibit 4.1 to Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002)

4.5	Rights Agreement, dated as of June 24, 2002, by and between Advanced Medical Optics, Inc. and Mellon Investor Services, as Rights Agent, which includes the form of Certificate of Designations of the Series A Junior Participating Preferred Stock of Advanced Medical Optics, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 24, 2002)

4.6	Indenture, dated as of June 13, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 13, 2006)

4.7	Form of 3.25% Convertible Senior Note due 2026 (included in Exhibit 4.6 and incorporated herein by reference)

4.8	Registration Rights Agreement, dated as of June 13, 2006, among Advanced Medical Optics, Inc. and Goldman, Sachs & Co., Banc of America Securities LLC, UBS Securities LLC, Citigroup Global Markets Inc. and PNC Capital Markets LLC, as Initial Purchasers. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 13, 2006)

4.9	First Supplemental Indenture, dated as of August 15, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of independent registered public accounting firm

23.2	Consent of independent registered public accounting firm (related to the consolidated financial statements of VISX, Inc.)

23.3	Consent of independent registered public accounting firm (related to the combined financial statements of the Surgical Ophthalmic Business of Pfizer)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to this Registration Statement)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a

20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15 of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for purposes of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James V. Mazzo, Richard A. Meier and Aimee S. Weisner, and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, State of California, on this 18th day of August, 2006.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James V. Mazzo
James V. Mazzo Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, on August 18, 2006.

/s/ James V. Mazzo James V. Mazzo	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Richard A. Meier Richard A. Meier	Executive Vice President, Operations, President, Eye Care Business, and Chief Financial Officer (Principal Financial Officer)

/s/ Robert F. Gallagher Robert F. Gallagher	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)

/s/ Christopher G. Chavez Christopher G. Chavez	Director

/s/ Elizabeth H. Dávila Elizabeth H. Dávila	Director

William R. Grant	Director

/s/ William J. Link, Ph.D. William J. Link, Ph.D.	Director

/s/ Michael A. Mussallem Michael A. Mussallem	Director

/s/ Deborah J. Neff Deborah J. Neff	Director

/s/ James O. Rollans James O. Rollans	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002)

4.2	Certificate of Amendment to Advanced Medical Optics, Inc.’s Amended and Restated Certificate of Incorporation (Incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-Q, filed August 1, 2005)

4.3	Amended and Restated Bylaws of Advanced Medical Optics, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002)

4.4	Specimen certificate representing the common stock (Incorporated herein by reference to Exhibit 4.1 to Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed May 6, 2002)

4.5	Rights Agreement, dated as of June 24, 2002, by and between Advanced Medical Optics, Inc. and Mellon Investor Services, as Rights Agent, which includes the form of Certificate of Designations of the Series A Junior Participating Preferred Stock of Advanced Medical Optics, Inc. as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 24, 2002)

4.6	Indenture, dated as of June 13, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee (Incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K dated June 13, 2006)

4.7	Form of 3.25% Convertible Senior Note due 2026 (included in Exhibit 4.6 and incorporated herein by reference)

4.8	Registration Rights Agreement, dated as of June 13, 2006, among Advanced Medical Optics, Inc. and Goldman, Sachs & Co., Banc of America Securities LLC, UBS Securities LLC, Citigroup Global Markets Inc. and PNC Capital Markets LLC, as Initial Purchasers. (Incorporated herein by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K dated June 13, 2006)

4.9	First Supplemental Indenture, dated as of August 15, 2006, between Advanced Medical Optics, Inc. and U.S. Bank National Association, as Trustee

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges

23.1	Consent of independent registered public accounting firm

23.2	Consent of independent registered public accounting firm (related to the consolidated financial statements of VISX, Inc.)

23.3	Consent of independent registered public accounting firm (related to the combined financial statements of the Surgical Ophthalmic Business of Pfizer)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page to this Registration Statement)

25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, trustee under the Indenture